UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
(Rule 14a-101)
SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.__ )

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TREEHOUSE FOODS, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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TreeHouse

2020

Notice of Annual Meeting of Stockholders and Proxy Statement

Environmental, Social, & Governance (ESG)

At TreeHouse Foods, we are committed to conducting our business in a safe and socially responsible manner while conserving energy and water, minimizing waste and emissions, promoting the conservation of natural resources, and conducting our business activities effectively and ethically.
Looking back, the 2019 year was a successful one in which TreeHouse showed improvement in every environmental category despite challenges with decreasing volume and some plant closures. In addition, sustainable packaging and ingredient disclosure working groups were created to improve performance in these areas and better respond to customer inquiries. We also made meaningful progress in the Social area by introducing our new Purpose-Vision-Mission statement and launching The TreeHouse Way defining our values. This was partnered with the launch of our new Code of Ethics to ensure it incorporated our new values. Our commitment to operational excellence and focus on our cultural and behavioral expectations has already begun to bear fruit as demonstrated by our improved customer service levels. These core tenets will continue to drive our transformation and drive shareholder value. This work in the Social areas will continue in 2020 through the building of a new Talent Management function which will allow us to gain greater focus in all areas of talent including assessment, development and succession.
The year 2020 will prove to be a pivotal one for TreeHouse as we shift from a more traditional sustainability-centric approach to one that is broader and keeps with the internal and external expectations for ESG-related performance, reporting, and disclosure. To this end, we recently created a cross-functional ESG steering committee with representatives of Senior Leadership, Supply Chain, Human Resources, Environmental Health Safety, and Investor Relations. This integrated group will ensure that we identify, deliver on, and sustain our ESG priorities and communicate our progress to customers, shareholders, and the communities in which we operate.
In 2020, TreeHouse will finalize its ESG Prioritization (Materiality) Analysis, reset and extend our current goals, and publish revised 2030 ESG goals. This analysis will incorporate existing performance and anticipated projects planned for 2020, as well as additional projects and programs that will focus on the broader agenda. In addition, we will release an ESG report in 2020 that will be compliant with the SASB standard for Processed Foods as we work to further embed ESG into our business culture and performance. In 2020, we will also be disclosing climate related risks using the Task Force on Climate Related Financial framework.
Environmental Sustainability Performance 2016-2019

ENVIRONMENTAL SUSTAINABILITY TARGET	RESULTS	PROGRESS (2019 VS GOAL (2016))

Reduce Energy Intensity (kWh/lb) 9% by end of 2020		With current and planned projects, TreeHouse will end 2020 with an estimated improvement of at least a 5-6% energy intensity reduction.

Reduce Water Intensity (gal/lb) 6% by end of 2020		With current and planned projects, TreeHouse will meet or exceed our 6% water intensity reduction target by the end of 2020.

Increase landfill diversion and get 75% of plants to Zero-Waste-to-Landfill (ZWTL) by end of 2020		Despite challenges in the recycling market, TreeHouse will finish 2020 with at least 50% of our sites having achieved zero waste to landfill.

We have demonstrated continuous improvement since 2016 and are working to meet the stated goal.
We have met or exceeded our goal.

Social	Governance
•    Introduced new Purpose – Vision – Mission and rolled out The TreeHouse Way, our new set of values
•    Revised Code of Ethics to incorporate The TreeHouse Way
•    Drove a greater than 40% reduction in safety incidents
•    Established Supplier Social Responsibility Policy for supplier employment practices, business practices, and environmental stewardship/sustainability practices
•    Held quarterly CEO-led town hall meetings
•    Launched an enhanced internal employee communication platform
•    Began instituting a systematic employee engagement survey process

•    Added new Board members: Steve Oakland (2018), Matthew Rubel (2018), Jean Spence (2018), Jason Tyler (2019), and proposed a new Board member, Mark Hunter, for election in 2020
•    Enhanced Board evaluation and development process
•    Enhanced Board refreshment process
•    Encouraged Board members to be involved in continuing education on an ongoing basis
•    Engaged an outside consultant to advise the Board on best practices and governance trends
•    Enhanced Enterprise Risk Management engagement and reporting at each Board meeting

Notice of Annual Meeting of Stockholders

Date and Time Thursday, April 30, 2020 9:00 a.m. Central Daylight Time	Location 2015 Spring Road, Lower Level, Summit Room South Oak Brook, Illinois 60523	Who Can Vote Stockholders of record as of March 2, 2020

Voting Items
Proposals	Board Vote Recommendations	For Further Details
1. Election of three directors to hold office until the 2023 Annual Meeting of Stockholders	“FOR” each director nominee	Page 13
2. Advisory approval of the Company’s executive compensation	“FOR”	Page 34
3. Ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for fiscal year 2020	“FOR”	Page 59
Stockholders will also act on other business properly presented to the meeting.

To the Stockholders of TreeHouse Foods, Inc.:
You are cordially invited to attend the Annual Meeting of Stockholders (“Annual Meeting”) of TreeHouse Foods, Inc. (“TreeHouse,” “Company,” "we," "us," or "our," as the context requires) on Thursday, April 30, 2020.
Once again, we are pleased to take advantage of the Securities and Exchange Commission ("SEC") rule allowing companies to furnish proxy materials to their stockholders over the Internet. We believe that this e-proxy process expedites stockholders’ receipt of proxy materials, while also lowering the costs and reducing the environmental impact of our Annual Meeting. On or about March 13, 2020, we will mail to our stockholders who have not already requested paper material, a Notice of Internet Access and Availability of Proxy Materials (“Notice”), which contains instructions on how to vote, how to access our 2020 Proxy Statement (“Proxy Statement”) and 2019 Annual Report on Form 10-K (“Annual Report”) online, and how to request paper copies of the materials. All stockholders who have elected to continue to receive paper copies will receive a copy of the Proxy Statement and Annual Report by mail.
Whether or not you attend the Annual Meeting, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or by completing, signing, dating, and returning the enclosed proxy card in the enclosed envelope. If you decide to attend the Annual Meeting, you will be able to vote in person, even if you have previously submitted your proxy. If for any reason you wish to revoke your proxy, you may do so at any time before it is voted at the Annual Meeting.
How to Vote

Internet
www.envisionreports.com/thfi

Telephone
1-800-652-VOTE (8683)

Mail
Complete, sign, date, and return your proxy card in the enclosed envelope

Thomas E. O’Neill Corporate Secretary March 5, 2020

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 30, 2020
This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting.
Our Proxy Statement and our Annual Report are available at www.envisionreports.com/thfi.
If you want to receive a paper copy or e-mail of these documents, you must request one. There is no charge to you for requesting a copy. Please make your request for a copy to Computershare Shareowner Services by telephone at 1-866-641-4276 or online at www.envisionreports.com/thfi or contact the Company’s Investor Relations Department directly at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1331.
Please make your request on or before April 20, 2020 to facilitate timely delivery.

4 2020 Proxy Statement

Table of Contents

Notice of Annual Meeting of Stockholders	4	2019 Non-Qualified Deferred Compensation	50
Proxy Statement Summary	6	Potential Payments Upon Termination or	52
PROPOSAL 1 - Election of Directors	13	Change in Control
Corporate Governance	14
The Board of Directors	14	CEO Pay Ratio	56
Nomination of Directors	14	Anti-Hedging Policy	57
Identifying New Directors	14	Report of the Compensation Committee	58
Biographical Information of Director Nominees and	15	Compensation Committee Interlocks and Insider	58
Continuing Directors		Participation
Board Diversity and Tenure	20	Report of the Nominating and Corporate Governance	58
Board Tenure Policy	20	Committee

The Board’s Role and Responsibilities	21	Audit Matters	59
The Board’s Role in Risk Oversight	21	PROPOSAL 3 - Ratification of the Selection of Independent Registered Public Accounting Firm	59
Management Succession Planning	21
Corporate Governance Guidelines and Code of Ethics	22
Shareholder Outreach	22	Selection of Independent Registered Public	59
		Accounting Firm
Board Structure	23	Fees Billed by Independent Registered Public	60
Board Chairman Role	23	Accounting Firm
Director Independence	23	Pre-Approval Policy	60
Executive Sessions	24	Report of the Audit Committee	61
Standing Committees of the Board	24
		Stock Ownership	62
Board Practices, Processes and Policies	26	Holdings of Management	62
Meetings of the Board of Directors	26	Security Ownership of Management	63
Board Self-Assessments	26
Director Orientation and Continuing Education	26
Certain Relationships and Related Person Transactions	27	Summary of the Annual Meeting	65
		Who May Vote	65
Director Compensation	27	How Proxies Work	65
Cash Compensation	28	Shares Held Through a Bank, Broker, or Other Nominee	66
Equity-Based Compensation	28	Quorum	66
Board Stock Ownership	29	Revoking a Proxy	66
Executive Officers	30	Required Vote	66
Executive Compensation	34	Resignation Policy	67
PROPOSAL 2 - Advisory Vote to Approve the Company’s Executive Compensation Program	34	Method and Cost of Soliciting and Tabulating Votes	67
		Householding	67
Compensation Discussion & Analysis	39	Stockholder Proposals for 2021 Annual Meeting of Stockholders	67
Executive Overview	35
Our Performance-Based Compensation Structure	38
Executive Compensation Decision Making Process	42
Named Executive Officer Compensation	46	Other Matters	68
2019 Summary Compensation	46
2019 Grants of Plan Based Awards	47	Appendix A	69
2019 Outstanding Equity Awards at Fiscal Year-End	49
2019 Option Exercises and Stock Vested	50	Proxy Card	71

2020 Proxy Statement 5

Proxy Statement Summary
This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.
Company Overview
We are a consumer packaged food and beverage manufacturer operating over 40 manufacturing facilities across the United States, Canada, and Italy servicing primarily retail grocery and food away from home customers. We manufacture a variety of shelf stable, refrigerated, fresh, and frozen products. We have a comprehensive offering of packaging formats and flavor profiles, and we also offer organic and preservative-free ingredients in many categories.

PURPOSE Make high quality food and beverages affordable to all

VISION Be the undisputed solutions leader for custom brands

MISSION Create value as our customers’ preferred manufacturing and distribution partner, providing thought leadership superior innovation and a relentless focus on execution

6 2020 Proxy Statement

Proxy Statement Summary

Performance Highlights
During 2019, we accomplished several key milestones - we provided consistently excellent service for our customers, we designed and stood up our new commercial organization, we completed the majority of our targeted non-core asset sales, and we made great strides toward building our TreeHouse culture.
The progress we are making is beginning to translate into financial performance as well; our efforts to improve profitability are also reflected in the full year 2019 results, as adjusted EBIT margin expanded 90 basis points to 6.2%, despite revenue that was 6.5% lower. Adjusted earnings per diluted share from continuing operations ("adjusted diluted EPS") growth of 21% to $2.39 demonstrates the hard work we have invested in continuous improvement, ongoing expense discipline, pricing execution, and debt reduction.
The 2019 results indicate that we’re becoming a much healthier, more profitable business. We are, however, by no means satisfied, and continue to see opportunities for improvement, with a strong emphasis on pivoting to top-line growth.
Looking ahead, we believe TreeHouse is uniquely positioned in food, with tremendous opportunities to grow revenue and profit and generate cash which we are committed to utilizing to enhance shareholder value.
Key Highlights Include:

•	Net sales from continuing operations of $4,288.9 million in 2019, compared to $4,587.8 million in 2018, a decrease of 6.5%;

•	GAAP diluted loss per share from continuing operations of $(1.96) in 2019, compared to $(0.83) in 2018;

•	A 21% increase in adjusted diluted EPS from $1.97 in 2018 to $2.39 in 2019;

•	GAAP net loss from continuing operations of $(110.3) million in 2019 and $(46.2) million in 2018;

•	A 9.8% increase in adjusted EBIT from continuing operations from $243.7 million in 2018 to $267.7 million in 2019.

Net Sales From Continuing Operations ($ millions)	Adjusted Diluted EPS From Continuing Operations	Adjusted EBIT From Continuing Operations ($ millions)

Refer to Appendix A for a reconciliation of GAAP to Non-GAAP measures.

2020 Proxy Statement 7

Proxy Statement Summary

Proxy Voting Roadmap

ITEM 1
Election of Directors The Board recommends a vote “FOR” each director nominee named in this Proxy Statement.	See Page 13

ITEM 2
Advisory Vote to Approve the Company’s Executive Compensation Program The Board recommends a vote “FOR” this proposal.	See Page 34

ITEM 3
Ratification of the Selection of Independent Registered Public Accounting Firm The Board recommends a vote “FOR” this proposal.	See Page 59

8 2020 Proxy Statement

Proxy Statement Summary

Director Nominees and Continuing Directors
The following provides summary information about each director nominee and continuing director.

					Committee Membership
		Name and Primary Occupation	Age	Director Since	AC	CC	NCGC
		Mark R. Hunter IND Former President and CEO of the Molson Coors Brewing Company	57	Director Nominee

		Ann M. Sardini IND Independent Advisor and Consultant, In Progress Advisors	70	2008		*	**
Director Nominees	Term Expires 2020
		Jean E. Spence IND Independent Consultant, JES Consulting	62	2018	**

		Steven Oakland Chief Executive Officer and President, TreeHouse Foods, Inc.	58	2018
	Term Expires 2021
		Frank J. O’Connell IND General Partner, Quincy Investment Pools LP; Co-founder, Tuckerman Capital	76	2005		**
Continuing Directors		Matthew E. Rubel IND Former Chief Executive Officer, Varsity Brands	62	2018	**		**
		David B. Vermylen Former Senior Advisor, TreeHouse Foods, Inc.	69	2009

		Linda K. Massman IND President and Chief Executive Officer, Clearwater Paper Corporation	53	2016	*
	Term Expires 2022
		Gary D. Smith IND Partner, Encore Consumer Capital	77	2005
		Jason J. Tyler IND Chief Financial Officer, Northern Trust Corporation	48	2019	**

AC	Audit Committee	*	Chair
CC	Compensation Committee	**	Member
NCGC	Nominating & Corporate Governance Committee	IND	Independent

2020 Proxy Statement 9

Proxy Statement Summary

Board Snapshot

Independence		Tenure		Age		Diversity
Independent:		<3 years:		<50 years:		Female:
8	80%	5	50%	1	10%	3	30%
Not independent:		3 to 7 years:		50 to 60 years:
2	20%	1	10%	3	30%
		8 to 11 years:		61 to 70 years:
		1	10%	4	40%
		>11 years:		>70:
		3	30%	2	20%
Compensation Principles and Governance Practices
Below we highlight our executive compensation and governance practices that we consider instrumental in driving Company performance while mitigating risk, as well as practices that we avoid because we do not believe they would serve the interests of our shareholders.
Compensation Principles

What We Do	What We Do Not Do
•    Maintain a pay mix that is primarily performance-based.
•    Use primarily quantitative metrics for the Annual and Long-Term Incentive Plans that we believe correlate to shareholder returns.
•    Our performance-based plans are subject to maximum payout caps.
•    The Company limits perquisites.
•    Conduct regular risk assessments of our compensation programs and practices.
•    Maintain robust stock ownership guidelines.
•    Maintain an incentive recoupment, or “claw back” policy.
•    Require double trigger vesting for cash severance payments and equity awards in connection with a change in control.
•    Seek an annual non-binding advisory vote from our shareholders on our executive compensation.
•    Retain an independent compensation advisor engaged by, and reporting directly to, the Compensation Committee.
•    Independent compensation advisor reviews our pay and performance relationship annually with the Compensation Committee.
•    Maintain independence, by conducting Compensation Committee executive sessions without management present.

•    Maintain excise tax gross-up provisions.
•    Provide excessive perquisites.
•    Permit hedging or pledging of company securities.
•    Allow repricing of stock options without shareholder approval.
•    Backdate stock options.

10 2020 Proxy Statement

Proxy Statement Summary

Governance Practices

Board Independence and Composition	Board Performance	Stockholder Rights
•    Eight of our 10 members are independent, including all Committee members
•    Independent Chairman of the Board
•    Regular executive session meetings of independent directors
•    Annual Director self-assessment process
•    Regular risk assessment process

•    Oversees management and provide strategic guidance
•    Believes in steady Board refreshment to bring new and diverse perspectives
•    Utilizes a resignation policy with respect to the election of our directors

• No super majority provisions • No "poison pill" • Majority voting standard in uncontested Director elections • 50% threshold for special meeting vote
Shareholder Engagement
Here at TreeHouse, we greatly appreciate the insights and perspective that our shareholders offer. We maintain a robust practice and cadence for engaging the executive leadership team with our shareholders. We are committed to delivering long-term shareholder value, clearly communicating our financial goals, and holding our management team accountable for the results.
Ongoing communication with our shareholders allows our management team to better understand the issues that are important to our institutional shareholders, have a healthy dialogue, and gain useful feedback. In 2019, we actively conducted outreach, engaging shareholders representing approximately 55% of our outstanding shares throughout the year to discuss the Company’s strategy, progress, governance, compensation, and sustainability. Our key activities included our December Investor Breakfast Meeting, five investor conferences, seven investor non-deal roadshows, and our 2019 Annual Meeting of Stockholders.
Pay for Performance Alignment
Our Compensation Committee is committed to aligning the interests of our executives with those of our shareholders by working to ensure actual compensation received by our executives is aligned to the business results of the Company. Our performance goals require significant effort to obtain target awards and we hold our executives accountable to those stretch objectives. As we continue our business transformation, we believe our Compensation Committee needs the ability to ensure we are not only rewarding for current results, but also for actions that successfully set the Company up for future growth. The Compensation Committee uses their discretion only when necessary and never to increase named executed officer ("NEO") incentive payouts absent corresponding business results.
2019 was a challenging financial year for our Company as we continue to reorient for growth. Due to lower than anticipated revenue growth, our operating net income was lower than planned which impacted both our annual and long term incentive payouts. Consistent with our philosophy of aligning actual pay with Company performance, this resulted in:

•	A below target payout for our Annual Incentive Plan with NEO bonuses ranging from 26.8% - 34.7% of target payouts

•	No payout for our 2017-2019 Performance Share Units
We believe our pay and performance have been aligned over the past five years as indicated by the varied levels of pay illustrated in the charts below.

2020 Proxy Statement 11

Proxy Statement Summary

Over the past five years our annual incentive payouts as a percent of target have varied widely from year-to-year based on our operating performance. Further specifics on the Annual Incentive Plan can be found in "Compensation Discussion and Analysis" ("CD&A") of this Proxy Statement.

Annual Incentive Payouts as a % of Target
Five Year History
Additionally, 50% of our long term incentives have been delivered as performance units or performance cash awards. Similar to our annual incentives, payouts have varied widely over the past five years consistent with our operating net income performance. Further specifics on the Long-Term Incentive Plan can be found in the CD&A of this Proxy Statement.

Long-Term Performance Award Payouts as % of Target
Five Year History

12 2020 Proxy Statement

Corporate Governance

Proposal 1 – Election of Directors

The Company’s Amended and Restated Certificate of Incorporation and By-laws provide that the Board of Directors ("Board") shall be composed of not less than three nor more than 15 directors divided into three classes to be determined by the Board, and that each director shall be elected for a term of three years with the term of one class expiring each year. The Board prefers to have nine directors on the Board, with three directors up for election each year, and will ultimately seek to maintain that size and class composition, but may increase or decrease the overall Board size or class size from time to time to add outstanding candidates on the Board and to prepare for orderly transitions with respect to departures of directors. Additionally, we believe that obtaining a three-year commitment from our directors assists us in retaining highly qualified directors who have experience and familiarity with our business and the markets in which we operate. The Board believes that such long-term institutional knowledge benefits TreeHouse and enables the Board to better consider and provide long-term strategic planning.
The Board currently consists of 10 directors. Dennis F. O'Brien, who has served as a director since August 2009, will not be standing for re-election when his current term expires at the Annual Meeting. The Board would like to thank Mr. O'Brien for his dedicated years of service to the Company. As described below, the Nominating and Corporate Governance Committee has recommended, and the Board has nominated, Mark R. Hunter for election to the Board upon Mr. O'Brien's retirement.
At the Annual Meeting, you will elect a total of three directors named in this Proxy Statement, subject to the provisions of the Company’s By-laws, to hold office until the Annual Meeting of Stockholders in 2023 and until their successors are duly elected and qualified. Unless you instruct otherwise, the shares represented by your proxy will be voted FOR the election of Mark R. Hunter, Ann M. Sardini, and Jean E. Spence, the nominees set forth below. The affirmative vote of a majority of the votes cast is required to elect each director. In other words, the number of votes “for” a director must exceed the number of votes “against” a director in order to elect such director. For information regarding our resignation policy, see “Summary of the Annual Meeting — Resignation Policy” in this Proxy Statement.
Mr. Hunter, Ms. Sardini, and Ms. Spence have each agreed to be nominated and to serve as a director if elected. However, if any nominee at the time of his or her election is unable or unwilling to serve, or is otherwise unavailable for election, and as a result, another nominee is designated by the Board, then you or your designee will have discretion and authority to vote or refrain from voting for such nominee.

2020 Proxy Statement 13

Corporate Governance
The Board of Directors
Nomination of Directors
The Board is responsible for approving candidates for Board membership and has delegated the process of screening and recruiting potential director nominees to the Nominating and Corporate Governance Committee in consultation with the Chairman of the Board and Chief Executive Officer.

The Nominating and Corporate Governance Committee seeks candidates who have a reputation for integrity, honesty, and adherence to high ethical standards and who have demonstrated business acumen, experience, and an ability to exercise sound judgment in matters that relate to the current and long-term objectives of the Company.

The Nominating and Corporate Governance Committee considers diversity as one of a number of factors in identifying nominees for director. The Committee views diversity broadly to include diversity of experience, skills, and viewpoint as well as traditional diversity concepts such as race and gender.

When the Nominating and Corporate Governance Committee reviews a candidate for Board membership, the Nominating and Corporate Governance Committee looks specifically at the candidate’s background and qualifications in light of the needs of the Board and the Company at that time, given the then-current composition of the Board. The aim is to assemble a Board that provides a significant breadth of experience, knowledge, and abilities that assist the Board in fulfilling its responsibilities.

The current members of the Board hold or have held senior executive positions in large, complex organizations and have operating experience that meets this objective. In these positions, they have gained experience in core management skills, such as strategic and financial planning, public company financial reporting, compliance, risk management, and leadership development. Many of our directors also have experience serving on boards of directors and board committees of other public companies and have an understanding of corporate governance practices and trends. We consider the members of our Board to have a diverse set of business and personal experiences, backgrounds and expertise.
Identifying New Directors
The Nominating and Corporate Governance Committee receives suggestions for new directors from a number of sources, including current Board members and stockholders (see “Stockholder Proposals for 2021 Annual Meeting of Stockholders” for further details). It also may, in its discretion, employ a third-party search firm to assist in identifying candidates for director. Once a potential director candidate has been identified, including through the recommendation of a stockholder in accordance with the procedures set forth in our By-laws, the Nominating and Corporate Governance Committee evaluates the candidate according to the factors described above.

2020 Proxy Statement 14

Corporate Governance

Biographical Information of Director Nominees and Continuing Directors
Nominees for Election as Directors with Terms Expiring In 2023
The Nominating and Corporate Governance Committee has recommended and the Board has nominated the following director nominees and continuing directors for election to the Board:

Background
Mr. Hunter most recently served as the President and CEO of the Molson Coors Brewing Company (NYSE: TAP) from January 2015 to September 2019. From January 2013 to December 2014, he served as the President and Chief Executive Officer of Molson Coors Europe. From June 2012 to January 2013, he served as the President and Chief Executive Officer of Molson Coors Central Europe. From December 2007 to June 2012, he served as the President and Chief Executive Officer of Molson Coors UK. Prior to that, he served in various roles of increasing responsibility for Molson Coors and its predecessor, Bass Brewers, since 1989. Mr. Hunter also served as a non-executive director from 2011 to 2014 of the 2 Sisters Food Group, a leading privately-owned European private label food business. Mr. Hunter holds a Bachelor Honours degree in Marketing and Business Administration from the University of Strathclyde in Glasgow, Scotland, where he was also awarded an Honorary Doctorate in 2009. Mr. Hunter also served for two terms as President of the Incorporated Society of British Advertisers and as Vice Chairman on the International Alliance for Responsible Drinking.

Mark R. Hunter Independent Age: 57 Proposed for Election: April 2020 Committees: None Current Public Company Boards: None

Director Qualifications
Mr. Hunter brings extensive marketing, sales, and business unit leadership experience both domestically and internationally. Mr. Hunter also brings private label knowledge, both from his previous Board service with 2 Sisters Food Group and his time at Molson Coors Brewing Company.

Background
Ms. Sardini is currently an independent advisor and consultant to early and mid-stage companies and private equity firms through In Progress Advisors, which she founded in 2013 to provide client companies with strategic and practical guidance in crafting successful growth, M&A, capital structuring and exit strategies. From April 2001 to June 2012, Ms. Sardini served as the Chief Financial Officer of Weight Watchers International, Inc. From September 1999 to December 2001, she served as Chief Financial Officer of Vitamin Shoppe.com, Inc., a seller of vitamins and nutritional supplements, and from March 1995 to August 1999, she served as Executive Vice President and Chief Financial Officer for the Children’s Television Workshop. In addition, Ms. Sardini previously held finance positions at QVC, Inc., Chris Craft Industries, and the National Broadcasting Company. In addition to our Board, Ms. Sardini currently serves on the board of directors, and chairs the Audit Committee, of Pier 1 Imports, Inc. (NYSE: PIR), a home goods retailer, and serves as chairperson of the board and of the Audit Committee of Ideal Protein, a subscription-based weight-loss company for doctors’ offices. Ms. Sardini also currently serves on the advisory boards of To The Market, PetTrax, and EverPlans. Previously, Ms. Sardini served on the boards of directors for Promise Project Fund for the City of New York, Weight Watchers Danone China Ltd., and Veneca Inc., and on the advisory board of Learnvest.com. Ms. Sardini holds a B.A. from Boston College and an M.B.A from Simmons College Graduate School of Management.

Ann M. Sardini Independent Age: 70 Director Since: May 2008 Committees: Compensation (Chair) Nominating and Corporate Governance Current Public Company Boards: Pier 1 Imports, Inc.

Director Qualifications
Ms. Sardini is a seasoned financial expert and business transformation leader with over 20 years of experience in senior financial management positions in branded media and consumer products and services companies, ranging in scope from multi-national to early stage start-up companies. She currently consults with companies and investors on business, strategic and operational matters. She provides independent guidance to the Board on a wide variety of general corporate and strategic matters based on her extensive executive experience, her financial experience as chief financial officer of a public company, and her broad operating business background. She brings to the Board deep operational experience in the drivers of consumer behavior and evolving trends to the formulation of achievable growth objectives and executional strategies.

2020 Proxy Statement 15

Corporate Governance

Background
Ms. Spence is an independent consultant to several consumer products companies. Ms. Spence was formerly Executive Vice President of Research, Development, & Quality at Mondelēz International, Inc., (NASDAQ: MDLZ) a global leader in biscuits, chocolate, gum, candy and powdered beverages ("Mondelēz") from 2012 to 2015. Prior to the 2012 spin-off transaction to form Mondelēz International, Inc., Ms. Spence served in the same capacity at parent company Kraft Foods, Inc. ("Kraft") from 2004 to 2012, where she was responsible for research and development which included new product innovation, improving quality and food safety on a worldwide basis, coordinating global compliance programs, scientific relations, regulatory relations, microbiology, and auditing. She has represented the food industry on the Department of Homeland Security Advisory Council, and represented Kraft on the International Life Sciences Institute and Junior Achievement of Chicago Boards. Ms. Spence serves on the Supervisory Board of GEA Group AG (XETRA: GEA Group) and is Immediate Past Chair of the Clarkson University Board of Trustees. Ms. Spence earned a B.S. in Chemical Engineering from Clarkson University and a Master’s in Chemical Engineering from Manhattan College.

Jean E. Spence Independent Age: 62 Director Since: September 2018 Committees: Audit Current Public Company Boards: GEA Group AG

Director Qualifications
Ms. Spence brings deep expertise in innovation, food safety and product quality to the Board, as well as insight into regulatory and consumer trends. Her broad management and operational experience in global enterprises provides significant industry acumen.

The Board recommends that stockholders vote “FOR” the election of all Director nominees named in this Proxy Statement to serve on the Company’s Board.
Proxies solicited by the Board will be voted for the election of each Director nominee unless stockholders specify a contrary vote.
Biographical Information for Continuing Directors with Terms Expiring In 2021

Background
Mr. Oakland was appointed to serve as our Chief Executive Officer and President, effective March 26, 2018. Mr. Oakland previously served as Vice Chair and President, U.S. Food and Beverage of The J.M. Smucker Company (“Smucker’s”) (NYSE: SJM), a manufacturer of branded food products, from May 2016 to February 2018. He previously served as President, Coffee and Foodservice of Smucker’s from April 2015 to April 2016; President, International Food Service of Smucker’s from May 2011 to March 2015; and President, U.S. Retail-Smucker’s Jif, and Hungry Jack from August 2008 to May 2011. Prior to that, Mr. Oakland served in increasingly senior positions, including General Manager of Smucker’s Canadian operations from 1995 to 1999. Mr. Oakland currently serves on the board of directors of Foot Locker, Inc. (NYSE: FL), an athletic footwear and apparel retailer, Foster Farms, a privately held poultry company, and MTD Products Corporation, a privately-held outdoor products manufacturer. Mr. Oakland earned his B.A in Marketing and Economics from the University of Mount Union.

Steven Oakland Age: 58 Director Since: March 2018 Committees: None Current Public Company Boards: Foot Locker, Inc.

Director Qualifications
As a currently active food and beverage executive, Mr. Oakland brings an understanding of the rapidly-changing consumer demands across the food and beverage industry and has in-depth knowledge of the manufacturer and retailer strategies for both brands and private label to address these changing demands, as well as his deep understanding of the business. In addition, Mr. Oakland understands large scale M&A and the associated integration and operational priorities, and has significant public and private board of directors experience across both manufacturing and retailing.

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Corporate Governance

Background
Mr. O’Connell currently serves as the General Partner of the Quincy Investment Pools LP, is a co- founder of Tuckerman Capital, a private equity firm, and is Chairman of the Board of Schylling Inc., a private equity company. Mr. O’Connell previously served as a Senior Partner of The Parthenon Group from June 2004 until May 2012. From November 2000 to June 2002, Mr. O’Connell served as President and Chief Executive Officer of Indian Motorcycle Corporation. From June 2002 to May 2004, Mr. O’Connell served as Chairman of Indian Motorcycle Corporation. Prior to Indian Motorcycle Corporation, from 1996 to 2000, Mr. O’Connell served as Chairman, President and Chief Executive Officer of Gibson Greetings, Inc. From 1991 to 1995, Mr. O’Connell served as President and Chief Executive Officer of Skybox International, where he led the successful turnaround and public offering of the company. Mr. O’Connell has previously served as President of Reebok Brands, North America, President of HBO Video and Senior Vice President of Mattel’s Electronics Division. Mr. O’Connell holds a B.A. and an M.B.A. from Cornell University.

Frank J. O’Connell Independent Age: 76 Director Since: June 2005 Committees: Compensation Current Public Company Boards: None

Director Qualifications
As an experienced financial and operational leader with companies in a variety of industries, Mr. O’Connell brings a broad understanding of the operating priorities in the consumer products sector both in high growth and turnaround situations while also bringing an in-depth knowledge of the food industry to the board. Mr. O’Connell is very current regarding the shifting channels and consumer behavior in the food industry, including e-commerce, the impact of Millennials, and is known as an innovative and strategic consumer behavior expert. Mr. O’Connell’s experience leading organic and acquisition growth initiatives and as a strategic consultant to many companies has contributed significantly to our strategic approach to acquisitions and integration.

Background
Mr. Rubel most recently served as the Chief Executive Officer of Varsity Brands. He currently serves as Executive Chairman of the Board at KidKraft, Inc. and as the Lead Independent Director of The Joint Corporation (NASDAQ: JYNT). He is also an independent Director at Hudson’s Bay Company. In 2010, Mr. Rubel became a Presidential Appointee to the White House Advisory Council on Trade Policy Negotiation. Mr. Rubel is the Chairman of MidOcean Partners Private Equity Consumer Group.
Mr. Rubel has extensive private equity, as well as executive experience. He has served as a Senior Advisor to both TPG Capital, L.P. and TPG Growth, as well as Roark Capital Group. Prior to his advisory roles, Mr. Rubel served as Chief Executive Officer and President of Collective Brands, Inc. from 2005 to 2011, including his time as Chairman, Chief Executive Officer, and President of Payless Inc. which saw the acquisition of brands including Sperry Topsider, Saucony, Stride Rite and Keds. From February 1999 to July 2005, he served as the Chairman, Chief Executive Officer and President of Cole Haan. Mr. Rubel has been an executive and director of numerous multi-national retail and consumer branded companies, including Supervalu from 2010 to 2016 and HSNi from 2012 to 2017.
Mr. Rubel earned his B.S. in journalism from Ohio University and holds an M.B.A. from the University of Miami.

Matthew E. Rubel Independent Age: 62 Director Since: February 2018 Committees: Audit Nominating and Corporate Governance Current Public Company Boards: The Joint Corporation

Director Qualifications
An experienced transformational Chairman, CEO and Board member across many categories in the retail and consumer products space, inclusive of food. Mr. Rubel has broad and deep understanding of consumer markets, building leadership teams, and the shifting channels of consumer demand. He has built multi-unit businesses domestically and internationally and has a clear record of success in turnarounds. His strategic and financial acumen have been used in retail, business to consumer, and in business to business environments. He has chaired and been a member of Search and Special Acquisition Committees, Compensation, Governance and Audit committees.

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Corporate Governance

Background
Mr. Vermylen was Senior Advisor to TreeHouse from July 2011 to February 2019. Mr. Vermylen held the positions of President and Chief Operating Officer for TreeHouse from January 2005 to July 2011. Prior to joining TreeHouse, Mr. Vermylen was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From March 2001 to October 2002, Mr. Vermylen served as President and Chief Executive Officer of Keebler Foods, a division of Kellogg Company. Prior to becoming Chief Executive Officer of Keebler, Mr. Vermylen served as the President of Keebler Brands from January 1996 to February 2001. Mr. Vermylen served as the Chairman, President and Chief Executive Officer of Brother’s Gourmet Coffee, and Vice President of Marketing and Development and later President and Chief Executive Officer of Mother’s Cake and Cookie Co. His prior experience also includes three years with the Fobes Group and 14 years with General Foods Corporation where he served in various marketing positions. In addition to our Board, Mr. Vermylen currently serves on or has previously served on the boards of directors of Aeropostale, Inc., Birds Eye Foods, Inc., Brownie Brittle LLC, and Main Street Gourmet. Mr. Vermylen holds a B.A. from Georgetown University and an M.B.A. from New York University.

David B. Vermylen Age: 69 Director Since: August 2009 Committees: None Current Public Company Boards: None

Director Qualifications
Mr. Vermylen has a deep understanding of the Company, and he brings insight and knowledge from his executive experience at other companies in the food industry and service on public company boards.

Biographical Information for Continuing Directors with Terms Expiring In 2022

Background
Ms. Massman currently serves as the President and Chief Executive Officer of Clearwater Paper Corporation (NYSE: CLW) from which she will retire on April 1, 2020. She has served in such position since 2013. Previously, Ms. Massman served as Clearwater Paper's President and Chief Operating Officer from 2011 to 2013. Prior to that, Ms. Massman served as Clearwater Paper’s Chief Financial Officer from 2008 to 2011. Before joining Clearwater Paper, Ms. Massman served as group vice president of finance and corporate planning for SUPERVALU Inc., following its acquisition of Albertson’s Inc, where she served in a similar capacity. Prior to that, Ms. Massman was a business strategy consultant for Accenture (NYSE: CAN). Ms. Massman serves on the Board of Directors of Clearwater Paper Corporation. In 2016, she became the first vice chairwoman for the American Forest & Paper Association, and in 2017, she was the chairwoman for the American Forest & Paper Association. She earned her Bachelor of Business Administration in finance from the University of North Dakota and holds an M.B.A. from Harvard Business School.

Linda K. Massman Independent Age: 53 Director Since: July 2016 Committees: Audit (Chair) Current Public Company Boards: Clearwater Paper Corporation

Director Qualifications
Ms. Massman’s experience as a CEO, COO and CFO of a company with extensive private label offerings in paper products provides the Board with an experience-based understanding of key private label customers. Ms. Massman's retail experience and experiences in strategic consulting provide highly valuable perspectives. In addition, Ms. Massman’s experience in corporate planning, capital structure optimization and transactional structuring provides great benefit to the Board and Company as it considers acquisitions and business integration.

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Corporate Governance

Background
Mr. Smith has served as Chairman of the Board since July 1, 2018. Currently, Mr. Smith is a Partner of Encore Consumer Capital. From 2005 to 2019, Mr. Smith was Founding Managing Director of Encore Consumer Capital. From April 1995 to December 2004, Mr. Smith served as Senior Vice President - Marketing of Safeway, Inc. In addition, Mr. Smith held various management positions at Safeway, Inc. from 1961 to 1995. In addition to our Board, Mr. Smith currently serves on or has previously served on the boards of directors of AgriWise, Inc., Altierre Corporation, Philly’s Famous Water Ice, Inc., The Winery Exchange, Inc., Supply Chain Systems Ltd., FreshKO Produce Services, Inc., Aidell’s Sausage Company, Inc., Mesa Foods, Inc., Brownie Brittle, LLC, Fantasy Cookie Company, Pint Size Distribution Co., Slingshot Power, and Pure Red, LLC.

Gary D. Smith Independent Age: 77 Director Since: June 2005 Committees: None Current Public Company Boards: None

Director Qualifications
Mr. Smith is an experienced business leader with skills that make him a valuable asset in his role as Chairman of the Board. Mr. Smith’s deep understanding of the grocery channel and experience as an acquirer and investor in businesses adds significantly to acquisitions and customer insight.

Background
Mr. Tyler has served as Chief Financial Officer of Northern Trust Corporation (NASDAQ: NTRS) since January 1, 2020. Prior to that, he served as Executive Vice President and Chief Financial Officer of Northern Trust’s Wealth Management business. His prior roles include serving as Global Head of Corporate Strategy for the Company and Global Head of the Institutional Group at Northern Trust Asset Management. Mr. Tyler joined Northern Trust in 2011 from Ariel Investments, where he served as Senior Vice President and Director of Research Operations. Previously, he served in various leadership roles at Bank One/American National Bank. Mr. Tyler earned an MBA from University of Chicago Booth School of Business and an A.B. from Princeton University. He is a Director of the University of Chicago Laboratory Schools, Advance Illinois, Northwestern Memorial Healthcare Foundation, The Becker Friedman Institute, and the Joffrey Ballet where he formerly served as Chairman.

Jason J. Tyler Independent Age: 48 Director Since: April 2019 Committees: Audit Current Public Company Boards: None

Director Qualifications
Mr. Tyler’s experience with institutional investors and financial markets provides the Board a deep understanding of capital markets. Additionally, with his experience in financial management, strategy, and planning matters, Mr. Tyler brings considerable execution experience.

2020 Proxy Statement 19

Corporate Governance

Board Diversity and Tenure
Over the past few years, we have refocused our efforts on Board refreshment. The Board believes the fresh perspectives brought by new directors are critical to a forward-looking and strategic Board while retaining those who have a deep understanding of TreeHouse’s business provided by longer-serving directors. Approximately 40% of our current independent directors have a tenure of less than 3 years. In addition, in furtherance of this refreshment focus, Mark R. Hunter has been nominated for election to the Company’s Board at the Annual Meeting.
The Board is committed to having a Board that reflects diverse perspectives, including those based on gender, ethnicity, skills, experience at policy-making levels in areas that are relevant to the Company’s activities, and functional, geographic or cultural background.
Board Tenure Policy
The Board does not believe it should establish term limits. Term limits could result in the loss of directors who have been able to develop, over a period of time, increasing insight into the Company and its operations and an institutional memory that benefit the entire membership of the Board as well as management. However, the Board does believe that a mandatory retirement age for directors is appropriate and has adopted the policy that an individual may not stand for election or reelection to the Board if such individual (i) has reached 75 years of age or (ii) would reach 75 years of age during such individual’s term as a director if elected or re-elected; provided, however, from time to time the Board may re-nominate a director for additional terms if the Board determines that due to such director’s unique capabilities and/or special circumstances, such re-nomination is in the best interest of the Company. Gary Smith is currently seventy-seven (77) years of age and became the Chairman of the Board of the Company on July 1, 2018. In order to provide ongoing continuity of the Board, the Board determined that it is in the Company’s best interest to waive the Company’s mandatory retirement age policy for Mr. Smith in order for him to continue serving as Chairman of the Board.

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Corporate Governance

The Board’s Role and Responsibilities
The Board’s Role in Risk Oversight
Management is responsible for day-to-day risk assessment and mitigation activities, and our Company’s Board is responsible for risk oversight, focusing on our Company’s overall risk management strategy, our Company’s degree of tolerance for risk, and the steps management is taking to manage our Company’s risks. While the Board as a whole maintains the ultimate oversight responsibility for risk management, the committees of the Board can be assigned responsibility for risk management oversight of specific areas, as set forth below:

Full Board
Together with the Board’s standing committees, the Board regularly reviews material risks identified by management and the Board. The Board and its committees regularly review the actions by management to address material risk.

Audit Committee
As part of its responsibilities as set forth in its charter, the Audit Committee discusses with management the Company’s policies and guidelines to govern the process by which enterprise risk assessment and risk management are undertaken by management, including guidelines and processes to identify the Company’s major financial risk exposures, and the steps management has taken to monitor and control such exposures.
The Audit Committee also performs an oversight role with respect to financial and compliance risks.
Senior Management Senior management tracks and evaluates risks across all aspects of the Company's business operations.

Compensation Committee The Compensation Committee considers risk in connection with its design of compensation programs for our executives.

Nominating and Corporate Governance Committee The Nominating and Corporate Governance Committee annually reviews the Company’s Corporate Governance Guidelines and their implementation.

Management Succession Planning
The Nominating and Corporate Governance Committee oversees an annual review by the Board regarding succession planning matters. Included in the review are the position of President & Chief Executive Officer, Chief Financial Officer, and other Executive Officer positions in the Company. Management succession discussions also include a review of transitional leadership plans in the event of an unplanned vacancy in these roles.

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Corporate Governance

Corporate Governance Guidelines and Code of Ethics
We are committed to high standards of business integrity and corporate governance. All of our directors, executives and employees must act ethically and in accordance with our Code of Ethics. All of the Company’s corporate governance materials, including the Corporate Governance Guidelines, committee charters, and the Code of Ethics are published on the Company’s website at www.treehousefoods.com in the Investors section under Governance and are also available upon request from the Corporate Secretary. The Nominating and Corporate Governance Committee and the Board regularly review corporate governance developments and modify the Company’s corporate governance materials from time to time. We will post any modifications of our corporate governance materials, including our Code of Ethics, on our website. The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference herein.
Shareholder Outreach
It is our belief that strong corporate governance should include regular and constructive engagement with portfolio managers and investment teams. Our approach to engage the investor community in 2019 was as follows:
First Half

•	Hosted the year-end earnings conference call webcast and posted presentation to the Company's website

•	Presented and engaged investors at The Consumer Analyst Group of New York Annual Conference

•	Published annual communication to shareholders: Annual Report, Proxy Statement, and 10-K

•	Conducted the Annual Meeting

•	Met investors through non-deal roadshows and hosted investor meetings

•	Hosted the quarterly earnings conference call webcast and posted presentation to the Company's website

•	Published the first quarter 10-Q communication
Second Half

•	Engaged investors through industry conferences

•	Met investors through non-deal roadshows and hosted investor meetings

•	Hosted the quarterly earnings conference call webcast and posted presentation to the Company's website

•	Published the second and third quarter 10-Q communication

•	Hosted December 2019 Investor Breakfast meeting

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Corporate Governance

Board Structure
Board Chairman Role
The Board has determined that the appropriate leadership structure for the Board is to separate the roles of Chairman and Chief Executive Officer ("CEO"), and to appoint an independent director to serve as Chairman of the Board. Accordingly, the Board has appointed Mr. Smith, to serve as independent Chairman of the Board, since July 1, 2018.

In his capacity as Chairman of the Board, Mr. Smith’s duties entail:
•    Approving the Board meeting agendas;
•    Conducting and presiding at executive sessions of the Board;
•    Serving as a liaison to and acting as a regular communication channel between the non-management members of the Board and the Chief Executive Officer of the Company; and
•    Consulting with the Chief Executive Officer about the concerns of the Board.

Mr. Smith was elected to a three-year term in 2019 but had indicated an intention to retire from the Board in conjunction with the 2020 Annual Stockholder's Meeting. At the request of the Board, Mr. Smith has agreed to continue to serve on the Board and as the Chairman of the Board for another year through the Annual Meeting of Stockholders in 2021. The Board believes this continued chairmanship for Mr. Smith will allow for the appropriate levels of Board continuity and will be effective from a Board succession planning standpoint.
We do not have a formal policy that requires the Chief Executive Officer and Chairman of the Board roles to be separated, and the Board, in its discretion, may subsequently decide to change our leadership structure. However, in the event the Chairman of the Board is not an independent director, the Corporate Governance Guidelines provide that the Board will elect a Lead Independent Director to, among other things, preside at executive sessions of the Board and act as a liaison between the non-management members of the Board and the CEO.
Director Independence
Except as may otherwise be permitted by NYSE rules, our Corporate Governance Guidelines provide that a majority of the members of the Board shall be independent directors. To be considered independent: (1) a director must be independent as determined under Section 303A.02(b) of the New York Stock Exchange Listed Company Manual and (2) in the Board’s judgment (based on all relevant facts and circumstances), the director does not have a material relationship with the Company (either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company).
The Board determined that (i) current directors Messrs. O’Brien, O’Connell, Rubel, Smith, and Tyler and Mses. Massman, Sardini, and Spence and director nominee Mr. Hunter have no direct or indirect material relationships with management, and that they satisfy the NYSE’s independence guidelines and are independent and (ii) that Messrs. Oakland and Vermylen are not independent. Mr. Vermylen became a senior consultant with the Company in July 2011 and in accordance with his consulting agreement, which has expired, was paid $300,000 annually through February 2019. As a result of the consulting agreement with Mr. Vermylen and the related payments thereunder, the Company has concluded that Mr. Vermylen is not an independent director at this time.
All members of our Audit, Compensation, and Nominating and Corporate Governance Committees are independent directors and our Compensation Committee members meet the enhanced independence requirements for Compensation Committee members under the NYSE’s listing standards. The Board has determined that all of the members of our Audit Committee also satisfy the SEC independence requirement, which provides that they may not accept directly or indirectly any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries other than their directors’ compensation.

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Corporate Governance

Executive Sessions
The independent directors meet in executive session at least quarterly to discuss, among other matters, the performance of the Company and its executives. The independent directors will meet in executive session at other times at the request of any independent director. Absent unusual circumstances, these sessions shall be held in conjunction with regular Board meetings. The Chairman of the Board presides at these meetings.
Standing Committees of the Board
The Board has established three committees to help oversee various matters of the Company: the Audit Committee, the Compensation Committee, and the Nominating and Corporate Governance Committee. The Board determines the membership of each of these committees from time to time, and only outside, independent directors serve on these committees.
Audit Committee

Members Linda K. Massman (Chair) Matthew E. Rubel Jean E. Spence Jason J. Tyler Meetings in 2019: 8
Principal Responsibilities
•    Reviews and approves the scope and cost of all services, both audit and non-audit, provided by the firm selected to conduct the audit.
•    Provides oversight of the audit process and financial reporting process and reviews the Company's financial and operating controls.
The Audit Committee operates pursuant to a written charter and is composed entirely of independent directors, in accordance with the NYSE listing standards and SEC rules. In addition, the Board has determined that Ms. Massman and Messrs. Rubel and Tyler are each qualified as an audit committee financial expert and Ms. Spence is financially literate within the meaning of SEC regulations, and the Board has determined that each of them has accounting and related financial management expertise as required by the listing standards of the NYSE.
The report of the Audit Committee is set forth later in this Proxy Statement.

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Corporate Governance

Nominating and Corporate Governance Committee

Members Dennis F. O’Brien (Chair) Matthew E. Rubel Ann M. Sardini Meetings in 2019: 4
Principal Responsibilities
•    Identifies individuals qualified to become members of the Board.
•    Recommends to the Board the persons to be nominated for election as directors at any meeting of the stockholders.
•    In the event of a vacancy on or increase in the size of the Board, the committee recommends to the Board the persons to be nominated to fill such vacancy or additional Board seat.
•    Recommends to the Board the persons to be nominated for each committee of the Board.
•    Develops and recommends to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics.
•    Oversees the evaluation of the Board.
•    Considers nominees who are recommended by stockholders, provided such recommendations are made in accordance with the nominating procedures set forth in the Company’s By-laws.
The Nominating and Corporate Governance Committee is composed entirely of independent directors and operates pursuant to a written charter.
The report of the Nominating and Corporate Governance Committee is set forth later in this Proxy Statement.

Compensation Committee

Members Ann M. Sardini (Chair) Dennis F. O’Brien Frank J. O’Connell Meetings in 2019: 5
Principal Responsibilities
•    Reviews and approves salaries and other matters relating to compensation of the senior officers of the Company, including the administration of the TreeHouse Foods, Inc. Equity and Incentive Plan.
•    Reviews the design and costs associated with the Company’s general compensation and benefits and policies programs.
•    Recommends the director compensation programs to the Board.
The Compensation Committee operates pursuant to a written charter and is composed entirely of independent directors.
The Compensation Committee has engaged Pay Governance LLC as its independent executive compensation advisor beginning in the fourth quarter of 2019 (previously, the Compensation Committee engaged Meridian Compensation Partners, LLC, who was the independent advisor through most of 2019). For more information regarding the role of compensation advisors in the Compensation Committee's decision-making process, please see the disclosure under the heading "Executive Compensation Decision Making Process" in the Compensation Discussion and Analysis.
The Company’s tax-qualified retirement and health and welfare plans are administered by the TreeHouse Foods, Inc. Employee Benefits Administrative Committee and TreeHouse Foods, Inc. Employee Benefits Investment Committee as set forth in the applicable plan and program documents.
The report of the Compensation Committee is set forth later in this Proxy Statement.

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Corporate Governance

Each of these Committees operates under the guidelines of their specific charters. These charters may be reviewed on our website at www.treehousefoods.com/investors/governance/governance-documents/default.aspx. The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference herein.
Board Practices, Processes and Policies
Meetings of the Board of Directors
Members of the Board are expected to attend each meeting, as set forth in the Company’s Corporate Governance Guidelines.

The Board met eight times during 2019 and Committees of the Board held a total of 17 meetings. Overall, attendance at such meetings was over 95%. Each director attended 75% or more aggregate of all meetings of the Board and the committees on which he or she served during 2019.

It is the Board’s policy that all of our directors attend the Annual Meeting of Stockholders, absent exceptional cause.

All of the directors, other than Dennis F. O'Brien, attended the Annual Meeting of Stockholders in 2019.

The non-management directors of the Company meet regularly (at least quarterly) in executive sessions of the Board without management present.
Board Self-Assessments
Our directors undergo an annual Board self-evaluation to determine whether the Board and its committees are functioning effectively. As part of the self-evaluation process, directors provide feedback evaluating Board and committee effectiveness on multiple criteria. The Nominating and Corporate Governance Committee receives comments from all directors and reports annually to the Board with an assessment of the Board’s performance. Each committee also conducts a self-evaluation and reports its assessment of effectiveness to the Board. The assessments are discussed with the full Board each year.
Director Orientation and Continuing Education
The Board and the Company’s management conduct an orientation program for new directors. The orientation program includes presentations by management to familiarize new directors with the Company’s strategic plans, its significant financial accounting, and risk management issues, its compliance programs, its Code of Ethics, its principal officers, its internal and independent auditors, and its General Counsel. In addition, the orientation program includes a review of the Company’s expectations of its directors in terms of time and effort, a review of the director’s fiduciary duties and visits to Company headquarters, and, to the extent practical, certain of the Company’s significant facilities.
Each director is encouraged to be involved in continuing director education on an ongoing basis to enable him or her to better perform his or her duties and to recognize and deal appropriately with issues that arise.

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Corporate Governance

Certain Relationships and Related Person Transactions
We maintain procedures relating to the review, approval or ratification of transactions in which we are a participant and in which any of our directors, executive officers, major stockholders or their family members have a direct or indirect material interest. We refer to these individuals and entities in this Proxy Statement as related parties. Our Code of Ethics, which is available on our website at www.treehousefoods.com, prohibits our employees, including our executive officers and directors, from engaging in certain activities. These activities typically relate to conflict of interest situations where an employee or director may have significant financial or business interests in another company competing with or doing business with us, or who stands to benefit in some way from such a relationship or activity. The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference herein.
We review all relationships and transactions in which the Company and our directors, executive officers, or their immediate family members are participants, to determine whether such persons have a direct or indirect material interest and whether such transactions involve at least $120,000. Our law department has responsibility for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions and for then determining, based upon the facts and circumstances, whether the Company or a related party has a direct or indirect material interest in the transaction. Each year, we require our directors and executive officers to complete a questionnaire, among other things, to identify such related party relationships and transactions. We also require that directors and executive officers notify our General Counsel of any changes during the course of the year to the information provided in the annual questionnaire as soon as possible and we gather information regarding possible related party transactions throughout the year. As required under SEC rules, transactions involving the Company that exceed $120,000 and that a related party has a direct or indirect material interest in will be disclosed in our Proxy Statement. Our Board has responsibility for reviewing and approving or ratifying related person transactions.
Director Compensation
Directors who are full-time employees of the Company receive no additional fees for service as a director. Non-employee directors received a combination of cash payments and equity-based compensation as shown in the table and narrative below for 2019:

Name	Fees Earned or Paid in Cash ($) (a)	Restricted Stock Units ($) (b)	Total ($)
Linda K. Massman	115,000	178,970	293,970
Dennis F. O’Brien	110,000	178,970	288,970
Frank J. O’Connell	95,000	178,970	273,970
Matthew E. Rubel	102,500	178,970	281,470
Ann M. Sardini	115,000	178,970	293,970
Gary D. Smith	265,000	178,970	443,970
Jean E. Spence	97,500	178,970	276,470
Jason J. Tyler	97,500	178,970	276,470
David B. Vermylen	90,000	178,970	268,970
Mr. Bayly did not stand for re-election in 2019 and did not receive any compensation for his services in 2019.

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Corporate Governance

Cash Compensation (column (a))
For the 2019-2020 Board year, non-management directors of the Company received a cash retainer of $90,000 per year and are permitted to defer up to 100% of this cash retainer under our Deferred Compensation Plan. The Chairman of the Board received an additional annual cash retainer of $175,000. Committee members received additional annual cash retainers as follows: Audit Committee $7,500; Compensation Committee $5,000; and Nominating and Corporate Governance Committee $5,000. The Chair of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee received additional annual cash retainers of $25,000, $20,000, and $15,000, respectively. No individual meeting attendance fees are paid to Board or Committee members.
Fees Earned or Paid in Cash

	Annual Retainer ($)	Nominating & Corporate Governance Committee ($)	Audit Committee ($)	Compensation Committee ($)	Chairman of the Board ($)	Other ($)	Total ($)
Linda K. Massman*	90,000	—	25,000	—	—	—	115,000
Dennis F. O’Brien*	90,000	15,000	—	5,000	—	—	110,000
Frank J. O’Connell	90,000	—	—	5,000	—	—	95,000
Matthew E. Rubel	90,000	5,000	7,500	—	—	—	102,500
Ann M. Sardini*	90,000	5,000	—	20,000	—	—	115,000
Gary D. Smith	90,000	—	—	—	175,000	—	265,000
Jean E. Spence	90,000	—	7,500	—	—	—	97,500
Jason J. Tyler	90,000	—	7,500	—	—	—	97,500
David B. Vermylen	90,000	—	—	—	—	—	90,000

*	Committee Chair
Equity-Based Compensation (column (b))
To ensure that directors have an ownership interest aligned with other stockholders, each non-management director will be granted options and/or restricted stock units of the Company’s stock having a value determined by the Board. The grant date fair value of restricted stock units granted in 2019 for each non-employee director was $178,970, computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718.
Outstanding Awards (as of December 31, 2019)

	Stock Options (#)	Restricted Stock Units (#)	Vested & Deferred Restricted Stock Units* (#)
Linda K. Massman	—	2,680	—
Dennis F. O’Brien	—	2,680	13,930
Frank J. O’Connell	—	2,680	23,690
Matthew E. Rubel	—	2,680	4,370
Ann M. Sardini	—	2,680	3,700
Gary D. Smith	—	2,680	27,990
Jean E. Spence	—	2,680	—
Jason J. Tyler	—	2,680	—
David B. Vermylen	19,750	2,680	17,980

*	Vested and deferred restricted stock units are deferred until termination of service from the Board.

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Corporate Governance

Board Stock Ownership
We have adopted ownership and holding guidelines for the Board. All outside directors are covered by the guidelines and must achieve a stock ownership level equal to five times their annual retainer within five years of joining the Board. Similar to the management guidelines, shares of stock owned outright or through a trust, and vested restricted stock and restricted stock units count towards fulfillment of the guidelines. All of our current outside directors are currently in compliance with these guidelines.

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Executive Officers

Executive Officers
The following sets forth biographical information for the Company’s executive officers, except for the Chief Executive Officer, Steve Oakland, whose biographical information appears in this Proxy Statement under “Biographical Information for Continuing Directors with Terms Expiring In 2021”:

Mr. Kelley has held this role since February 2020. He previously served as Interim Chief Financial Officer since November 2019. From May 2018 to November 2019, he was our Senior Vice President, Corporate and Operations, Finance. A food industry veteran, Bill joined TreeHouse in 2016 as Vice President Finance and Corporate Controller. Prior to joining TreeHouse, Mr. Kelley was with The Kraft Heinz Company ("Kraft") as Head of Global Internal Audit. Before Kraft, he was employed by The Hillshire Brands Company, as Senior Vice President, Corporate Controller and Chief Accounting Officer. Prior to Hillshire, Bill held several senior roles of increasing responsibility at USG Corporation, PepsiAmericas, Arthur Andersen, and Cargill, Inc. Mr. Kelley holds a B.A. in Accounting from Clark Atlanta University and an MBA in Accounting and Strategy from the University of Chicago.

William J. Kelley Jr. Executive Vice President and Chief Financial Officer

Mr. O'Neill has held this role since July 1, 2011. From January 27, 2005 to July 1, 2011, Mr. O’Neill was Senior Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary of the Company. Prior to joining TreeHouse, Mr. O’Neill was a principal in TreeHouse, LLC, an entity unrelated to the Company that was formed to pursue investment opportunities in consumer packaged goods businesses. From February 2000 to March 2001, he served as Senior Vice President, Secretary and General Counsel of Keebler Foods Company. He previously served at Keebler as Vice President, Secretary and General Counsel from December 1996 to February 2000. Prior to joining Keebler, Mr. O’Neill served as Vice President and Division Counsel for the Worldwide Beverage Division of the Quaker Oats Company from December 1994 to December 1996; Vice President and Division Counsel of the Gatorade Worldwide Division of the Quaker Oats Company from 1991 to 1994; and Corporate Counsel at Quaker Oats from 1985 to 1991. Prior to joining Quaker Oats, Mr. O’Neill was an attorney at Winston & Strawn LLP. In 1991, Mr. O’Neill completed the Program for Management Development at Harvard Business School. Mr. O’Neill holds a B.A. and J.D. from the University of Notre Dame.

Thomas E. O’Neill Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

30 2020 Proxy Statement

Executive Officers

Mr. Braun has held this role since January 2019. Mr. Braun joined TreeHouse in early 2016, just prior to the acquisition of the ConAgra Private Brands business. He has 30 years of experience in the food and beverage industry and is currently responsible for the Food Safety/Quality, Procurement, Engineering, Plant Operations, Distribution, Planning & Scheduling, Customer Support, and Continuous Improvement for TreeHouse. Mr. Braun is also the head sponsor of the TreeHouse 2020 program. He came to TreeHouse from Dean Foods where he held various positions, last serving as the head of the Supply Chain, which included managing 70+ plants and the company’s $5 billion dairy procurement activities. Prior to Dean Foods, Mr. Braun held positions of increasing responsibility with Sara Lee Corporation (successor in interest to Earthgrains Co.) where he last served as Vice President of LEAN Productivity. Mr. Braun also held various operational positions with Interstate Brands Corporation and Frito-Lay North America, Inc. Mr. Braun earned his B.S. in Industrial Engineering from Oklahoma State University.

Clifford Braun Senior Vice President, Chief Operations Officer

Mr. Fleming has held this role since February 2020. From September 2018 to February 2020, he was the President of the Baked Goods Division. Previously, he served as the President of the Meals Division. Mr. Fleming joined TreeHouse in February 2016 as the Vice President and General Manager, Retail Bakery, as part of the acquisition of ConAgra’s Private Brands business, a position he held since 2013. Prior to ConAgra, Mr. Fleming spent five years at Heinz, serving in several senior marketing roles including Vice President of Food Service Ketchup and Senior Director of SmartOnes frozen nutritional meals. The early part of his professional career included a range of marketing roles at Kraft Foods and Reckitt Benckiser, where he managed brands such as A1 steak sauce, Honey Bunches of Oats cereal, and Lysol cleaning products. Mr. Fleming earned his MBA from Duke University and his B.A. in Business Administration from Franklin and Marshall College.

Mark A. Fleming Senior Vice President, Division President, Meal Preparation

Mr. General has held this position since he joined TreeHouse in February 2019. Prior to joining TreeHouse, Mr. General was at Newell Brands, Inc. from June 2016, where he was most recently Global Customer Development Lead and Head of Sales & Senior Vice President, Outdoor Recreation Division. Prior to joining Newell, Mr. General was with Kraft Foods and Kraft Heinz, Inc. from December 1996, where he held various senior commercial roles. Mr. General started his career at General Mills, where he worked from June 1988 to December 1996. Mr. General earned his B.S. degree in Commerce from Rider University and has completed the Executive Development program at Northwestern’s Kellogg School of Business.

Dean T. General Senior Vice President, Chief Commercial Officer

2020 Proxy Statement 31

Executive Officers

Mr. Jackson joined TreeHouse Foods in February 2020 in his current role. Mr. Jackson has over 25 years of consumer packaged goods management, marketing, and sales experience. Prior to joining TreeHouse, Mr. Jackson was with The J.M. Smucker Company ("Smucker's") (NYSE: SJM) for seventeen years where he was most recently the Senior Vice President, U.S. Retail Sales and North American Away From Home Division. Prior to joining Smucker's, Mr. Jackson was a brand manager at Brach's Confections and Constellation Brands. Mr. Jackson earned his MBA from New York Institute of Technology and his Bachelor of Arts from the University of Colorado, Boulder. Mr. Jackson is part of Revenue 50 and Sales Executive Share Group.

Kevin G. Jackson Senior Vice President, Division President, Snacking & Beverages

Mr. Philip joined TreeHouse Foods in September 2019 in his current role. Prior to joining TreeHouse, Mr. Philip was with The Hershey Company ("Hershey") for seven years where he was most recently Vice President, Global Analytics & Insights. Mr. Philip also held leadership roles in both Corporate and Business Unit strategy at Hershey. Prior to joining Hershey, Mr. Philip was a Management Consultant with A.T. Kearney. Mr. Philip started his career with Schlumberger as a technology consultant. Mr. Philip holds an MBA from Duke University and a Bachelors degree in Computer Science from Purdue University.

Amit R. Philip Senior Vice President, Chief Strategy Officer

Ms. Roberts has held this role since January 2019. Ms. Roberts joined TreeHouse in January 2015 as Senior Vice President, Human Resources. Prior to joining TreeHouse, Ms. Roberts was Vice President and Chief Human Resources Officer at TMK Ipsco, Inc. from May 2010 to March 2013. From February 2007 to December 2009, Ms. Roberts was Vice President Human Resources at Claymore Group, Inc. Ms. Roberts was not employed between March 2013 and December 2014. She previously held senior level human resources roles at Pliant Corporation, Wallace Computer Services, Inc. and Cummins Inc. Ms. Roberts holds a B.S. and an M.A. from Indiana University.

Lori G. Roberts Senior Vice President, Chief Human Resources Officer

32 2020 Proxy Statement

Executive Officers

Ms. Schmelter has held this role since February 2020. From January 2019 to February 2020, she was the Senior Vice President, Division President, Meal Solutions. Ms. Schmelter, with over 20 years in the food industry, joined TreeHouse in 2016. Prior to TreeHouse, she held a variety of leadership roles at both Kraft and General Mills. During her decade at Kraft, she held roles of increasing responsibility in Marketing including Vice President, Meals. Prior to Kraft, Ms. Schmelter spent eight years at General Mills working primarily on the Cheerios and Yoplait businesses. She started her career as a Certified Public Accountant with Arthur Anderson. Ms. Schmelter holds an MBA from Northwestern University’s J.L. Kellogg School of Business Management and a B.A in Accounting and Art History from the University of Notre Dame. In 2019, Ms. Schmelter was elected to the Board of Directors of Steelcase, Inc. (NYSE: SCS), a leading manufacturer of furniture for offices, hospitals and classrooms.

Catherine Schmelter Senior Vice President, Chief Transformation Officer

2020 Proxy Statement 33

Executive Compensation

Proposal 2 –	Advisory Vote to Approve the Company’s Executive Compensation Program

Pursuant to Section 14A of the Exchange Act, we are seeking the advisory approval of stockholders of the Company’s executive compensation program and practices as disclosed in this Proxy Statement. As approved by its stockholders at the 2017 Annual Meeting of Stockholders, consistent with the Board’s recommendation, the Company is submitting this proposal for a non-binding vote on an annual basis. Stockholders are being asked to vote on the following advisory resolution:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s executive officers, as disclosed in the 2020 Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2019 Summary Compensation Table and the other related tables and disclosure.”
Although the vote is non-binding, the Board and Compensation Committee will carefully review and consider the outcome of the vote when considering future executive compensation arrangements. In deciding how to vote on this proposal, the Board urges our stockholders to read the "Compensation Discussion and Analysis", which describes in detail our executive compensation philosophy and programs. In particular, you should consider the following factors, which are more fully discussed in the "Compensation Discussion and Analysis":
•    We seek input from our stockholders and consider their views when designing our executive compensation programs;
•    Our programs are designed to pay for performance with a majority of our NEOs' total compensation based on the performance of the Company and a significant portion linked to the achievement of long-term financial goals;
•    Our executive compensation program incorporates practices that ensure ongoing good governance, including a "claw-back" policy, anti-hedging and anti-pledging, stock ownership guidelines and no excise tax gross-ups.
The affirmative vote of a majority of the shares of Common Stock present in person or represented by proxy and entitled to be voted on the proposal at the Annual Meeting is required for approval of this advisory resolution.

The Board recommends that stockholders vote “FOR” approval of the advisory resolution set forth above. Proxies solicited by the Board will be voted for the approval of the advisory resolution set forth above unless stockholders specify a contrary vote.

2020 Proxy Statement 34

Executive Compensation

Compensation Discussion & Analysis
Our Compensation Discussion & Analysis (the "CD&A") details the Company's executive compensation philosophy and programs, which are governed by our Compensation Committee. The CD&A describes the 2019 total compensation for our active Named Executive Officers ("NEOs"), who are listed below, as well as Matthew Foulston, our former Chief Financial Officer.

Steven Oakland	William J. Kelley Jr.	Thomas E. O’Neill
Chief Executive Officer and President	Interim Chief Financial Officer (subsequently promoted to Executive Vice President, Chief Financial Officer in early 2020)	Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary

Dean T. General	Clifford Braun	Matthew J. Foulston
Senior Vice President, Chief Commercial Officer	Senior Vice President, Chief Operations Officer	Former Executive Vice President and Chief Financial Officer*
* Mr. Foulston terminated employment with the Company effective November 6, 2019. The Board appointed Mr. Kelley to succeed Mr. Foulston in the role of Interim Chief Financial Officer as of such date and subsequently promoted him to Executive Vice President, Chief Financial Officer effective February 13, 2020. In order to ensure an orderly transition of his duties as Chief Financial Officer, the Company entered into a three-month consulting agreement with Mr. Foulston. A description of the compensation arrangements with Messrs. Kelley and Foulston entered into in connection with the transition can be found under the heading “CFO Transition” following the Summary Compensation Table below.

Executive Overview
Highlights of Our 2019 Results
We continued to make progress against our strategic transformation objectives in 2019 which are centered around our four strategy pillars: Commercial Excellence, Operational Excellence, Optimized Portfolio, and People & Talent.
Under our Operational Excellence umbrella, we continued to drive performance improvements through our Continuous Improvement initiatives and have improved our customer service and order fulfillment levels to 98.4% across the Company, a 300+ basis point improvement over year-end 2017 levels.
In July, we established our new Commercial organization, building talent and gaining real traction in improved retailer partnerships. We also accomplished meaningful progress in Optimized Portfolio by divesting our Snacks business mid-year. As a cornerstone of our People & Talent initiatives, our team launched our renewed Mission, Vision and Values and the TreeHouse Way which defines behavioral expectations to drive our transformation.
While we fell short of our operating net income and cash flow objectives for the year, we have made progress in improving the overall health of the business and setting the stage for future growth. We grew adjusted earnings before interest & taxes (EBIT) by nearly 10%, increased adjusted EBIT margin by 90 basis points and achieved adjusted 21% earnings per share growth.

2020 Proxy Statement 35

Executive Compensation

Paying For Performance
Our compensation approach is based on sound design principles that allow us to responsibly reward our executives in a labor climate where we need to attract and retain talent capable of executing our strategic business transformation. Our programs are designed to focus executives on achievement of our long-term business objectives and creation of shareholder value. This is achieved by maintaining a high level of "at-risk" incentive pay, the majority of which is linked to the achievement of long-term business results and delivered in equity - further aligning interests to those of our shareholders. We believe in allowing for a responsible level of discretion in our pay programs to ensure our executives are rewarded for executing actions critical to our long-term success as well as near and longer term financial performance.
CEO Pay is Aligned with Performance
Mr. Oakland joined the Company as CEO on March 26, 2018. Over his tenure, the Company has delivered cumulative total shareholder return of 29% and outperformed our peers, the S&P Food & Beverage Select Index, and the S&P 400. During this same period, Mr. Oakland's target total compensation increased 6% with 86% of that increase in "at risk" pay and 68% in long-term equity awards, (as detailed below) demonstrating the Committee's continued commitment to ensuring alignment between Mr. Oakland's compensation and the interests of our shareholders.
Shareholder Return on $1 Invested at March 26, 2018 (as of December 31, 2019)

1.75
1.50
1.25
1.00
0.75
0.50
Mar-18
Jun-18
Sep-18
Dec-18
Mar-19
Jun-19
Sep-19
Dec-19
THS Shareholder Return (29% Cumulative Return)
S&P Food & Beverage Select (SPSIFB) (19% Cumulative)
Peer 50th Percentile (19% Cumulative)
S&P 400 Midcap (13% Cumulative)

	2018	2019
Base Salary	$1,000,000	$1,060,000
Annual Incentive Target %	130%	130%
Annual Incentive Target $	$1,300,000	$1,378,000
TARGET TOTAL CASH	$2,300,000	$2,438,000
Performance Share Units	$2,500,000	$2,650,000
Restricted Stock Units	$2,500,000	$2,650,000
TOTAL LTI	$5,000,000	$5,300,000
TARGET TOTAL COMPENSATION	$7,300,000	$7,738,000

TOTAL COMPENSATION % CHANGE	6%
% Change in Long Term (Equity) Incentives	68%
% Change in Annual Incentive	18%
% "AT RISK" COMPENSATION	86%

36 2020 Proxy Statement

Executive Compensation

Compensation Pay Mix of NEOs in 2019 (Opportunity at Target)

CEO
NEO

• Base Salary	• Target Annual Incentive	• Target LTI
Note: Excludes the Interim CFO who had a different incentive structure and pay mix in 2019 than our other NEOs.
Consistent with our pay-for-performance philosophy, this heavy weighting toward incentive pay resulted in lower total compensation for our NEOs in 2019 including a zero payout for our 2017-2019 PSU cycle and an annual incentive payout of 28.4% of target for the CEO and an average payout of 27.1% for the other NEOs, excluding the interim CFO who participated in a different annual incentive structure for 2019 with a higher weight for individual performance consistent with the rest of our corporate staff positions. Additionally, during our normal first quarter 2020 pay review, no base salary increases were provided to any of the NEOs, except the Interim Chief Financial Officer who received an increase upon his promotion to Chief Financial Officer and we do not anticipate making any routine increases to base salaries of our NEOs during the remainder of 2020.
Changes to 2020 Executive Compensation Program
For 2020, we are also making changes to our annual and long term incentive plans in an effort to effectively reward our leaders through our business transformation. Key changes include:

1.
Addressing overlapping performance measures in our annual and long term incentive plans. For 2020, we will remove cash flow from our annual incentive plan, but maintain it in our long term incentive plan, thereby removing duplication of the performance measure while maintaining cash flow as a key measure tracked by our investors as a measure of the Company's long term financial strength.

2.	Introducing revenue as a new performance measure in our annual incentive plan to energize the Company around our initiatives for profitable top-line growth.

3.
Introducing a strategic performance component in our annual incentive plan to ensure key, largely quantifiable, strategic goals critical to our business transformation are directly rewarded in our incentive program. In the future; strategic objectives could include ESG goals.

4.
The Compensation Committee includes adjusted Operating Net Income (ONI) as a performance measure in both the annual and long term incentive programs because it believes ONI is core to TreeHouse's business and is a critical driver of shareholder value that must be balanced over both the short- and longer-term time horizons.

a.	The Compensation Committee does not want employees pursuing short- or long-term goals without considering the effect of such actions on ONI.

b.
The Compensation Committee also believes that using ONI as one of the performance measures in the annual incentive provides the Compensation Committee with flexibility to adjust short-term goals to reflect existing market conditions without losing the motivational and retentive value of the PSUs in the long term program.

We believe these changes to our executive compensation program continue to address our evolving business and more effectively reward our executives as they continue driving value for our shareholders.
In early 2019, an accelerated performance award was made to approximately 40 of the organization's top leaders including each of our NEOs, except the CEO. The award was designed to drive immediate improvement in customer service levels as well as reinforce our drive to achieve organic sales growth in 2020 and 2021. For 2019, we achieved significant improvement and achieved 98.4% customer service levels which exceeded our aggressive customer service target of >97.4% customer service. This resulted in this key group of leaders vesting in the first one-third of their award. Further award specifics are provided later in the CD&A.

2020 Proxy Statement 37

Executive Compensation

Shareholder Feedback and Response
In 2019, we received 85% support from our shareholders in our Say on Pay vote which was slightly lower than in prior years, but still a strong result. The Compensation Committee reviewed the results of this vote and considered the specific feedback we received from investors and proxy advisors regarding our executive compensation program. In light of the strong support for our executive compensation program from our shareholders, the Compensation Committee did not implement any material changes to our core executive compensation program for 2019. However, for 2020, we are changing the performance measures in our annual and long term incentive plans to further align our executive compensation program with our evolving business strategy which we believe will also address some legacy concerns from proxy advisors such as overlapping performance measures in the two plans.
The perspective of shareholders is a critical input considered by the Compensation Committee for determining executive compensation and we remain committed to routinely soliciting this input. We intend to continue on our ongoing dialogue with investors and may consider further refinements to our executive compensation program based on the feedback we receive.
Our Performance-Based Compensation Structure
Objectives of Our Compensation Program
Our executive compensation program design is guided by key principles:

•	Aligned to our Business: Incentives are aligned to our business objectives, shareholder interests, and avoid excess risk-taking

•	Market Competitive: Total compensation is designed to attract, retain, and motivate the talent needed to successfully execute our business strategy

•	Performance Linked: Programs are designed to create an effective link between pay outcomes and performance at both the Company and individual level

•	Ownership Oriented: Compensation is linked to shareholder interests by delivering meaningful equity awards and maintaining robust ownership guidelines

38 2020 Proxy Statement

Executive Compensation

Components of 2019 Executive Compensation Program
The following table provides an overview of the TreeHouse core compensation program and the objectives for each of our compensation component:

Pay Element	Pay Mix	Description	Component Objective

Base Salary		Fixed cash compensation based on size and scope of individual’s role and level of performance.	• Attract and retain talented executives • Provide baseline competitive pay

Annual Incentives
Annual incentive awards based on a percentage of base salary and are payable in cash. Pool funding ranges from 0%-200% of target, dependent upon Company performance. Individual payouts are adjusted based on individual contribution.
• Motivates achievement of annual financial, operational, and individual goals • Encourages demonstration of behaviors consistent with our culture when delivering individual contributions

Long-term Incentives - Performance Share Units		Performance-based, overlapping 3-year performance cycles. Represents 50% of the total long term incentive opportunity. Typically paid out in stock.	• Drive long-term performance on strategic operating net income and cash flow goals

Long-term Incentives -Restricted Stock Units		Time-based equity awards that vest 1/3 annually over 3 years beginning on the first anniversary of the grant date. Represents 50% of the total long term incentive opportunity.	• Retain talented executives • Align executive interests with those of our shareholders and increase stock ownership

Base Salary
As the only fixed compensation element in our program, base salaries are reviewed annually, but are only adjusted by the Committee as needed. Increases are not guaranteed or automatic. After evaluating our competitive market, individual experience and performance along with our succession plans, in 2019 the Compensation Committee increased the base salaries of our NEOs as follows:

	Previous Base Salary ($)	New Base Salary ($)	Base Salary Increase (%)
Steven Oakland	1,000,000	1,060,000	6.0%
William J. Kelley Jr. *	390,650	450,000	15.2%
Thomas E. O’Neill	576,506	594,954	3.2%
Dean T. General **	—	485,000	—
Clifford Braun	561,000	578,952	3.2%
Matthew J. Foulston***	—	—	—

*	In November 2019, Mr. Kelley was appointed Interim Chief Financial Officer and he received a base salary adjustment in connection with such appointment.

**	Joined the Company in February 2019.

***	In November 2019, Mr. Foulston left the Company.

2020 Proxy Statement 39

Executive Compensation

Annual Incentives
Our annual incentive plan provides for a cash payment based on the Company's achievement of financial performance and an executive's individual contribution. In 2019, our NEO's annual incentive award was tied 85% to financial performance and 15% to personal performance to ensure that awards were largely determined based on the financial performance of the Company. The personal performance weighting in the overall plan is lower for our NEOs than for the rest of the organization to hold them to a higher level of accountability around our financial performance. Similar to the prior year, 60% of the potential incentive was tied to the achievement of Operating Net Income and 25% of the potential award was tied to the achievement of Pre-Financing Cash Flow. Operating Net Income measures our profitability and Pre-Financing Cash Flow measures cash available for the pay down of debt and reinvestment in the business. We believe Operating Net Income and Pre-Financing Cash Flow appropriately measure our annual business performance and drives shareholder value over the long term.
Targets for our annual incentive financial metrics are consistent with our commitments in our Annual Operating Plan as approved by our Board of Directors. These goals are set to be sufficiently ambitious to ensure good linkage between pay and performance and also provide the opportunity to get higher payouts in years where performance exceeds expectations. The 2019 goals were set higher than 2018 goals and 2018 actual results.
The total annual incentive payout opportunity ranges from 0% for performance below minimum and up to 200% for performance at or exceeding maximum. For 2019, the Company did not achieve its operating plan resulting in annual incentive funding for our NEOs which was well below target levels. The table below shows the 2019 funding for the 85% of the incentive that was based on financial performance.

Performance Measure	Minimum ($)	Target ($)	Maximum ($)	2019 Result ($)	% Achievement (%)	Payout % (%)	Weighted Payout % (%)
Operating Net Income(1)	118.0	138.8	159.6	121.4	87.5	24.9	14.9
Pre-Financing Cash Flow(2)	162.6	203.3	244.0	149.3	73.4	—	—

(1)
Defined as the amount of adjusted after tax net income that underlies Adjusted Earnings Per Share as disclosed each quarter in the Company's earnings report. For 2019, the Compensation Committee exercised discretion and adjusted the performance range to reflect divestiture of our Snacks business for the last 5 months of 2019.

(2)	Defined as the Annual Operating Cash Flow - CAPEX - SG&A Initiatives - TreeHouse 2020. This cash flow measure excludes the impact of share repurchases and debt repayment.
The remaining 15% of the payout opportunity is based on the individual performance of each NEO. Recognizing the lower financial performance of the Company in 2019, the Compensation Committee exercised discretion to further limit the overall annual incentive funding pool by reducing the personal performance component funding by approximately 20%.
The Compensation Committee determined, and our Board approved, that our CEO had achieved his 2019 individual performance component at 90% of target, based primarily on key accomplishments around our four strategy pillars of Commercial Excellence, Operational Excellence, Optimized Portfolio, and People & Talent as detailed earlier in the "Highlights of Our 2019 Results" section. The Committee also determined that our other NEOs had achieved their personal performance components at an average of 80.3% of target. When making determinations regarding individual performance, the Compensation Committee (in the case of the CEO) considers the challenges the Company has faced as well as the significant progress made around our four strategic pillars: Commercial Excellence, Operational Excellence, Optimized Portfolio, and People & Talent to set the stage for future growth. The table below shows the total annual incentive payouts for 2019 which, aligned with our pay for performance philosophy, were well below target.

Name	Annual Incentive Target Opportunity ($)	Financial Performance Payout ($)	Personal Performance Payout ($)	Total Annual Incentive Payout ($)	Total Annual Incentive as % of Target (%)
Steven Oakland	1,362,186	203,511	183,895	387,406	28.4
William J. Kelley Jr.*	198,173	29,607	39,090	68,697	34.7
Thomas E. O'Neill	532,093	79,495	62,973	142,468	26.8
Dean T. General	315,914	47,198	37,388	84,586	26.8
Clifford Braun	575,212	85,937	73,076	159,013	27.6
Matthew J. Foulston**	—	—	—	—	—

*	Mr. Kelley, as Interim CFO in 2019, participated in a different annual incentive plan structure that provided for a higher weighting for individual performance.

**	In November 2019, Mr. Foulston left the Company and was not eligible for a 2019 incentive payment following his separation.

40 2020 Proxy Statement

Executive Compensation

Long-Term Incentives
The long-term incentive program is designed to ensure our NEO's focus on long-term growth, profitability, and value creation. Long- term incentives are the largest portion of our NEO's compensation and delivered 100% in equity. This ensures that our executives are rewarded largely based on long term stock performance in the interest of key stakeholders; both shareholders and employees. Each NEO's long term incentive award value is determined annually by the Compensation Committee based on an analysis of our competitive market along with an assessment of individual performance.
2019 Long-Term Incentive Program
The long-term incentive program provides for the granting of performance share units and restricted stock units, each accounting for 50% of the total long-term incentive value. We believe the mix of performance share units and restricted stock units provides a program aligned to shareholder interests that appropriately links pay outcomes to long-term performance, but also allows for some degree of stability as we move through our organizational transformation. Awards are made annually typically in March and we do not structure the timing of our equity awards to precede or coincide with the disclosure of material non-public information. The specific amounts of the 2019 long-term incentive awards are shown in the “Grants of Plan-Based Awards in 2019” table below.
Performance Share Units: Performance share units are granted annually resulting in three overlapping open performance cycles at any point in time. The performance share units granted in 2019 will be earned based on achieving operating net income and pre-financing cash flow goals over the 2019-2021 performance period with each performance measure equally weighted at 50% of the opportunity. Performance share units can be earned based on either the average performance over the three year period or the cumulative three year performance allowing for non-linear performance over the three year period to be rewarded if the cumulative performance is achieved. We believe this design allows the Committee to effective reward progress toward achievement of our long-term strategy at a time when long-term goal setting is particularly challenging given the transformational state of our business. The number of units earned can range from zero to two times the target amount. The earned awards are typically settled in stock, however the Compensation Committee has the discretion to settle the awards in either stock or cash following the conclusion of the three-year performance period.
Restricted Stock Units: The restricted stock units vest annually in three equal tranches, subject to the grantee’s continued employment with the Company from the grant date through each vesting date. Mr. Kelley and Mr. General each received special restricted stock unit awards in 2019. Mr. Kelley received a restricted stock unit award on November 11, 2019 in connection with his appointment to the role of Interim Chief Financial Officer, and Mr. General received a sign-on award of restricted stock units on February 28, 2019 when he joined the Company. Both of these awards will vest in three equal installments commencing on the first anniversary of the grant date.
2019 Accelerated Performance Awards
In order to retain and align key executives with the Company’s revised business strategy, in early 2019, the Company granted a limited number of accelerated performance units to NEOs, other than the CEO, and other key employees. These grants have different performance criteria than the performance stock units granted as part of the annual award and will vest to the extent that certain (i) key customer service goals are attained in each of calendar years 2019 (up to 1/3 of the units), 2020 (up to 1/6 of the units), and 2021 (up to 1/6 of the units), and (ii) organic revenue growth goals are attained in each of calendar years 2020 and 2021 (up to 1/6 of the units per year). If the organic revenue growth goal for calendar year 2020 is not achieved, but the cumulative organic revenue growth for calendar years 2020 and 2021 equals or exceeds the calendar year 2020 and 2021 goals in the aggregate, both related tranches of each award will be eligible to vest. There is no payout range for the award, so the units associated with each performance criteria are either fully earned at 100% or fully forfeited. The accelerated performance units will pay out in shares of stock or cash, at the Compensation Committee’s discretion, upon the conclusion of each performance period, based on whether the performance goals are achieved.
We exceeded our aggressive 2019 customer service goal by a full percentage point, resulting in the following number of shares eligible to vest on the first anniversary of the grant for each NEO, except the CEO who did not receive an accelerated performance award:

Name	Accelerated Performance Units Vesting
Steven Oakland	—
William J. Kelley Jr.	2,266
Thomas E. O'Neill	6,988
Dean T. General	5,879
Clifford Braun	6,800
Matthew J. Foulston*	7,117

*	Mr. Foulston remains eligible to earn the award based on performance over the three year period.

2020 Proxy Statement 41

Executive Compensation

2017-2019 Performance Stock Units
Performance with respect to the 2017-2019 performance stock units resulted in a zero payout (and the awards were fully forfeited) due to below threshold performance on the operating net income goal over the three year period.
The payout opportunity for these awards ranged from 0% - 200% with the number of performance units earned for each performance period determined as follows:

If the Percentage of Target Earned is 100% or greater	((Percentage of Target Earned – 100%)*5) + 100%
If the Percentage of Target is less than 100% but greater or equal to 80%	((Percentage of Target Earned – 80%)*2.5) + 50%
If the Percentage of Target is less than 80%	No Performance Units are earned
For the 2017-2019 performance cycle, we did not achieve the threshold level of operating net income performance needed to achieve a payout.

	Operating Net Income Target	Actual Operating Net Income Achieved	Percentage of Target Earned	Payout Earned
	($ in millions)
1/1/2017 – 12/31/2017	$213.0	$161.9	76.0%	0.0%
1/1/2018 – 12/31/2018	$247.0	$124.2	50.3%	0.0%
1/1/2019 – 12/31/2019	$226.0	$120.3	53.2%	0.0%
Cumulative	$686.0	$406.4	59.2%	0.0%
3 Year Average	$228.7	$135.5		0.0%
Executive Compensation Decision Making Process
Role of 2019 Advisory Approval of Executive Compensation in the Compensation Setting Process

The Compensation Committee reviewed the results of the 2019 stockholder advisory approval of NEO compensation and considered the results of the vote, among many factors, in connection with the discharge of its responsibilities. Eighty-five percent (85%) of our voting stockholders at the 2019 Annual Meeting approved the compensation program described in our 2019 Proxy Statement. In light of the strong support from our stockholders, the Compensation Committee did not implement any material changes to our executive compensation program as a direct result of the 2019 stockholder advisory approval of NEO compensation.

Role of Our Independent Advisor
Beginning in the fourth quarter of 2019, the Compensation Committee elected to engage Pay Governance LLC ("Pay Governance") as the Compensation Committee’s independent executive compensation advisor. Prior to engaging Pay Governance, the Compensation Committee engaged Meridian Compensation Partners, L.L.C. ("Meridian") who was the independent advisor through most of 2019. Pay Governance does not provide consulting services to the Company other than the services provided directly to the Compensation Committee. Pay Governance advises the Committee on the Company's executive compensation strategy and program design as well as providing regulatory and market trend updates. Pay Governance carries out competitive reviews as directed by the Committee and provides input on specific compensation recommendations for our CEO and other members of the Executive Leadership Team, some of whom are NEOs.
Pay Governance, and previously Meridian, participates in Committee meetings, including regular discussions with the Committee, without management present, to ensure impartiality on certain decisions.
In early 2019, the Committee reviewed the independence of Meridian in light of SEC rules and NYSE listing standards regarding compensation consultants and has concluded that Meridian’s work for the Compensation Committee does not raise any conflict of interest. Prior to engaging Pay Governance, the Committee confirmed their independence under the same standards and concluded Pay Governance's work also does not raise any conflict of interest.

42 2020 Proxy Statement

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Evaluating and Planning Executive Compensation
The Compensation Committee routinely works with the Committee’s compensation advisor to review the competitiveness of our executive compensation programs. When setting annual compensation for our NEOs, the Committee balances the current state of the business with setting the stage for the future. The Committee, with assistance from their independent advisor, considers peer company pay practices for comparable positions, NEO experience, tenure, scope of responsibility and performance, internal pay alignment, and succession planning. The Committee uses the 50th percentile of our compensation comparator group and surveys as a guideline for setting target total compensation opportunities for our NEOs.
The primary data used to evaluate our competitiveness is a publicly-traded company peer group of similarly sized companies in our industry with whom we believe we compete for executive talent (the “Peer Group”). We supplement this information with general industry survey data to benchmark those roles for whom proxy data is unavailable and to ensure we are also evaluating pay practices within the general industry competitive market. For 2019, the Committee considered both Peer Group and general industry survey data in evaluating the competitiveness of our executive compensation program.
In 2019, we removed Pinnacle Foods, Inc. and WhiteWave Foods Co. from the Peer Group due to their acquisition by Conagra and Danone, respectively. We also added Conagra Brands, Inc., Dean Foods Company, and Fresh Del Monte Produce Inc. to our Peer Group to capture companies with which we believe we compete for investment and talent.
The 2019 Peer Group, used to make pay decisions for 2019 consisted of the following companies:

Campbell Soup Company	General Mills, Inc.	Kellogg Company
Conagra Brands, Inc.	Hain Celestial Group, Inc.	McCormick & Company, Inc.
Cott Corporation	Hershey Company	Pilgrim's Pride Corp.
Dean Foods Company	Hormel Foods Corp.	Post Holdings, Inc.
Fresh Del Monte Produce Inc.	Ingredion Inc.	Sanderson Farms, Inc.
Flowers Foods, Inc.	J. M. Smucker Company
Executive Perquisites
To enhance our ability to attract and retain talented executives, the Company provides the benefits and perquisites detailed in the table below:

Benefit or Perquisite	Named Executives	Other Executives & Managers	All Eligible Full-Time Employees
Retirement(1) & Savings Plans	☑	☑	☑
Health & Welfare Benefits(2)	☑	☑	☑
Deferred Compensation	☑	☑
Perquisite Allowance(3)	☑
Executive Physicals	☑
Personal Use of Aircraft(4)	☑

(1)	Pension plans are only provided to select employee groups hired prior to September 30, 2017. All pension plans are closed to new participants.

(2)	Includes medical, dental, vision, group life insurance, business travel accident insurance, short- and long-term disability, and work life programs.

(3)	This is an allowance provided to the CEO and his direct reports in lieu of other perquisites such as financial planning.

(4)	In limited circumstances, and as approved by the CEO, other employees are permitted to use our corporate aircraft for personal purposes.

2020 Proxy Statement 43

Executive Compensation

Stock Ownership Requirements
To ensure strong alignment of our senior management with the interests of our shareholders, the Company maintains stock ownership guidelines for our senior executives, including each of our NEOs. The Committee reviews compliance with the ownership guidelines annually. In the Committee's last review, it was determined that all NEOs had met their stock ownership requirement or are within the five-year achievement period.
Our guidelines provide that our senior executives must achieve, within five years of becoming subject to the applicable ownership requirement, specified stock ownership levels equal to a multiple of their base salary. If the ownership requirement is not satisfied within the 5-year period, the executive is required to hold at least 50% of net shares until stock ownership guidelines are met. Shares of stock owned outright or through a trust, vested restricted stock, and restricted stock units count towards fulfillment of the guidelines. The required stock ownership levels are as follows:

Position	Required Share Ownership Level
Chief Executive Officer	5x Base Salary
Other Named Executive Officers	3x Base Salary
Other Executive Officers	2x Base Salary
Employment Agreements and Executive Severance Plan
We have entered into employment agreements with Messrs. Oakland and O’Neill (and with Mr. Foulston, prior to his departure). Mr. Kelley, Mr. General, and Mr. Braun are covered under the TreeHouse Foods, Inc. Executive Severance Plan. These arrangements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. The arrangements also provide for benefits upon a qualifying event or circumstance after there has been a “Change in Control” (as defined in the agreements) of the Company. Additional information regarding the agreements, including a definition of key terms and a quantification of benefits that would have been received by each NEO had a termination of employment occurred on the last business day of the fiscal year ended December 31, 2019, is found under the heading “Potential Payments Upon Termination or Change in Control.”
We believe these severance programs are an important part of our overall compensation arrangements for our NEOs. We also believe these arrangements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, without concern for their own continued employment. We believe it is in the best interest of our stockholders to have a plan in place that will allow management to pursue all alternatives for the Company without undue concern for their own financial security. These agreements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have similar agreements in place for their senior employees.
Under our Executive Severance Plan, in the event of a change in control, no severance payments are made or equity awards vested without both the change in control and termination - a double trigger construct. More details of the benefits to which they are entitled upon certain terminations of employment are summarized below under the heading, “Potential Payments Upon Termination or Change in Control.”
Recoupment of Compensation Upon Restatement of Financial Results
We have a recoupment (“clawback”) policy effective for all cash and equity based incentive awards granted on or after January 1, 2014. The policy applies to all our employees at or above the Vice President level (which includes our NEOs) and is administered by our Compensation Committee. Under the policy, if the Company is required to restate its financial statements due to material noncompliance with its financial reporting requirements under securities laws and a covered individual is determined to have knowingly and willfully engaged in conduct which was a material factor in such restatement, the Compensation Committee may seek reimbursement of any excess compensation from any cash and equity based awards granted to such covered individual in the preceding 3 years (or preceding 12 months in the case of recoupment of proceeds from the sale of shares pursuant to stock options or restricted stock units).

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Executive Compensation

Tax Impact on Executive Compensation Program Design
The tax impact of various elements of our total compensation program has been an important, but not the sole, consideration in its design. Section 162(m) of the Internal Revenue Code limits the deductibility of certain items of compensation paid to the CEO and certain other highly compensated executive officers (together the "covered officers") to $1,000,000 annually, but in years prior to 2018 there was an exception to such limit for compensation that qualified as "performance-based compensation". Effective for 2018, the Tax Cuts and Jobs Act amended Section 162(m) to, among other things, extend the deduction limitation to the Chief Financial Officer and eliminate the exception for performance-based compensation, except for certain qualifying arrangements in place as of November 2, 2017.
While the Compensation Committee generally considers this limit when determining compensation, the Compensation Committee reserves the right to provide for compensation to executive officers that may not be deductible pursuant to Section 162(m). In addition, because of the continued development of the application and interpretation of Section 162(m) and the regulations issued thereunder, we cannot guarantee that compensation intended to satisfy the requirements of deductibility under Section 162(m), as in effect prior to 2018, would or will in fact be deductible.
Compensation Risk Assessment
In partnership with the independent advisor to the Committee, we annually assess our employee compensation programs to determine whether our programs appropriately balance risk/reward in our executive compensation programs and do not incentivize our employees, including the NEOs, to take excessive risks. This risk assessment is annually reviewed with the Compensation Committee and the outcome of this year's review was the determination that we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.
Anti-Hedging Policy
Our anti-hedging policy is disclosed on our website under “Investor Relations”, “Governance Documents” and “Insider Trading Policy” and on page 57 of this Proxy Statement. The Insider Trading Policy makes it clear that Section 16 persons (TreeHouse Foods, Inc. executive officers and Board of Directors) may not engage in short sales and “may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.” We also prohibit holding Company stock in a margin account or pledging Company securities as collateral for a loan. The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference herein.

2020 Proxy Statement 45

Executive Compensation

Named Executive Officer Compensation
2019 Summary Compensation Table

Name and Principal Position(a)	Year(b)	Salary ($)(1)(c)	Bonus ($)(2)(d)	Stock Awards ($)(3)(e)	Option Awards ($)(4)(f)	Non-Equity Incentive Plan Compensation ($)(5)(g)	Change in Pension Value and Non-Qualified Deferred Compensation ($)(6)(h)	All Other Compensation ($)(7)(i)	Total ($)
Steven Oakland Chief Executive Officer and President(8)	2019	1,047,500	—	5,684,273	—	387,406	—	107,290	7,226,469
	2018	768,939	2,652,935	5,874,329	—	1,302,670	—	251,196	10,850,069
William J. Kelley Jr. Interim Chief Financial Officer(9)	2019	396,363	245,000	1,173,456	—	68,697	—	16,637	1,900,153
Thomas E. O’Neill Executive Vice President, General Counsel and Chief Administrative Officer	2019	591,111	559,715	2,559,168	—	142,468	—	28,063	3,880,525
	2018	549,687	1,119,430	571,371	—	672,163	—	25,146	2,937,797
	2017	557,263	—	765,326	408,653	178,045	—	24,894	1,934,181
Dean T. General Senior Vice President, Chief Commercial Officer	2019	424,375	310,000	2,436,769	—	84,586	—	281,080	3,536,810
Clifford Braun Senior Vice President, Chief Operations Officer	2019	575,212	550,000	1,937,923	—	159,013	24,296	26,185	3,272,629
Matthew J. Foulston Former Executive Vice President and Chief Financial Officer(10)	2019	510,172	570,000	2,879,198	—	—	—	2,439,909	6,399,279
	2018	584,250	1,140,000	701,489	—	684,514	—	25,207	3,135,460
	2017	570,000	—	939,726	501,353	182,115	—	86,954	2,280,148

(1)	Salary includes amounts deferred under the 401(k) and Executive Deferred Compensation Plans.

(2)
In order to ensure leadership stability and retention among the NEOs during the Company’s CEO and strategic transition, in 2019, retention awards were paid to Mr. Kelley, Mr. O'Neill, Mr. Braun and Mr. Foulston. In addition, Mr. Kelley received a one-time cash bonus in connection with his appointment as Interim Chief Financial Officer of $70,000, and Mr. General received a new hire cash payment upon commencing employment with the Company in 2019. Mr. Oakland received a new hire cash payment in 2018.

(3)
The awards shown in this column include performance stock unit, restricted stock unit, and accelerated performance stock unit grants under the TreeHouse Foods, Inc. Equity and Incentive Plan in 2019 and performance stock unit and restricted stock unit grants in 2017 and 2018. The amounts listed above are based on the grant date fair market value of the awards computed in accordance with FASB ASC Topic 718. If maximum performance is achieved for performance stock unit awards, the aggregate grant date fair value in column (e) is $5,684,273 for Mr. Oakland, $419,575 for Mr. Kelley, $1,301,328 for Mr. O'Neill, $597,733 for Mr. General, $713,923 for Mr. Braun, and $1,598,258 for Mr. Foulston. The grant date fair value at maximum performance is represented in the table for the accelerated performance awards since they are performance-contingent awards.

(4)	The awards shown in this column include stock options granted in 2017 based on the grant date fair market value of the awards computed in accordance with FASB ASC Topic 718.

(5)	The amounts in this column are payments made under our Annual Incentive Plan (“AIP”).

(6)
The amounts in column (h) represent the aggregate change in present value of the respective NEO's benefit under all pension plans. For 2019, the amount represents above market deferred compensation earnings since none of the NEOs have any other pension benefits.

46 2020 Proxy Statement

Executive Compensation

(7)
The amounts shown in this column include matching contributions under the Company’s 401(k) plan, cash payments in lieu of perquisites, personal use of the Company’s corporate aircraft, life insurance premiums and relocation payments as detailed below:

Name	Perquisite Allowance ($)	Personal Aircraft Usage ($)	Life Insurance ($)	401(k) Company Match ($)	Relocation ($)	Separation Payments ($)(11)	Total ($)
Steven Oakland	25,000	60,808	7,482	14,000	—	—	107,290
William J. Kelley Jr.	—	—	2,637	14,000	—	—	16,637
Thomas E. O’Neill	10,000	—	4,063	14,000	—	—	28,063
Dean T. General	10,000	—	1,637	7,501	261,942	—	281,080
Clifford Braun	10,000	—	2,185	14,000	—	—	26,185
Matthew J. Foulston	10,000	—	3,578	14,000	—	2,412,331	2,439,909

(8)	Mr. Oakland commenced employment as the Chief Executive Officer and President of the Company on March 26, 2018.

(9)	Mr. Kelley was appointed Interim Chief Financial Officer on November 6, 2019 and was subsequently appointed as the Executive Vice President, Chief Financial Officer in early 2020.

(10)	Mr. Foulston separated from the Company on November 6, 2019.

(11)
Includes $2,302,371 in severance for Mr. Foulston, which is equal to two times the sum of Mr. Foulston's annual salary + target annual incentive, $100,000 in consulting fees paid as the first two of three payments, and the value of accrued time off.

CFO Transition
As previously disclosed, on November 6, 2019, the Company announced the termination without cause of the employment relationship between the Company and Mr. Foulston, and Mr. Kelley was appointed as Interim Chief Financial Officer. In order to ensure an orderly transition of his duties as Chief Financial Officer, the Company entered into a Consulting Agreement with Mr. Foulston with a term of three (3) months following his termination date. During the term of this agreement, Mr. Foulston provided certain transition services with respect to finance and accounting projects, per the request of the Company’s Chief Executive Officer and/or Interim Chief Financial Officer, in exchange for a fee of $50,000 per month.

In connection with his appointment as Interim Chief Financial Officer, Mr. Kelley began receiving an annual base salary of $450,000 and received a one-time cash bonus in connection with his appointment of $70,000. Additionally, on November 11, 2019, Mr. Kelley received a one-time grant of restricted stock units under the Company’s Equity and Incentive Plan, as amended, with a grant date fair value of $346,061, which will vest in ratable annual installments over three years from the grant date, generally subject to Mr. Kelley’s continued employment with the Company through each applicable vesting date. The award will vest in full to the extent that Mr. Kelley’s employment with the Company is involuntarily terminated without cause and is otherwise subject to the Company’s standard restricted stock unit terms and conditions.

Grants of Plan Based Awards in 2019

Name(a)	Award Type(b)	Grant Date(c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Threshold ($)(d)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(e)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(f)	Estimated Future Payouts Under Equity Incentive Plan Awards: Threshold (#)(g)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(h)	Estimated Future Payouts Under Equity Incentive Plan Awards: Maximum (#)(i)	All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value of Stock and Option Awards ($)(m)
Steven Oakland	AIP(1)	1/1/2019	—	1,378,000	2,756,000	—	—	—	—	—	—	—
	RSU(2)	3/29/2019	—	—	—	—	—	—	44,030	—	—	2,842,137
	PSU(3)	3/29/2019	—	—	—	22,015	44,030	88,060	—	—	—	2,842,137

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Executive Compensation

Name(a)	Award Type(b)	Grant Date(c)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Threshold ($)(d)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Target ($)(e)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards: Maximum ($)(f)	Estimated Future Payouts Under Equity Incentive Plan Awards: Threshold (#)(g)	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(h)	Estimated Future Payouts Under Equity Incentive Plan Awards: Maximum (#)(i)	All Other Stock Awards: Number of Shares of Stock or Units (#)(j)	All Other Option Awards: Number of Securities Underlying Options (#)(k)	Exercise or Base Price of Option Awards ($/Sh)(l)	Grant Date Fair Value of Stock and Option Awards ($)(m)
William J. Kelley Jr.	AIP(1)	1/1/2019	—	225,000	450,000	—	—	—	—	—	—	—
	RSU(2)	3/29/2019	—	—	—	—	—	—	3,250	—	—	209,788
	RSU(2)	11/11/2019	—	—	—	—	—	—	6,970	—	—	346,061
	PSU(3)	3/29/2019	—	—	—	1,625	3,250	6,500	—	—	—	209,788
	APSU(4)	2/19/2019	—	—	—	—	—	—	6,797	—	—	407,820
Thomas E. O’Neill	AIP(1)	1/1/2019	—	535,459	1,070,918	—	—	—	—	—	—	—
	RSU(2)	3/29/2019	—	—	—	—	—	—	10,080	—	—	650,664
	PSU(3)	3/29/2019	—	—	—	5,040	10,080	20,160	—	—	—	650,664
	APSU(4)	2/19/2019	—	—	—	—	—	—	20,964	—	—	1,257,840
Dean T. General	AIP(1)	1/1/2019	—	363,750	727,500	—	—	—	—	—	—	—
	RSU(2)	2/28/2019	—	—	—	—	—	—	12,890	—	—	780,876
	RSU(2)	3/29/2019	—	—	—	—	—	—	4,630	—	—	298,867
	PSU(3)	3/29/2019	—	—	—	2,315	4,630	9,260	—	—	—	298,867
	APSU(4)	2/19/2019	—	—	—	—	—	—	17,636	—	—	1,058,160
Clifford Braun	AIP(1)	1/1/2019	—	578,952	1,157,904	—	—	—	—	—	—	—
	RSU(2)	3/29/2019	—	—	—	—	—	—	5,530	—	—	356,962
	PSU(3)	3/29/2019	—	—	—	2,765	5,530	11,060	—	—	—	356,962
	APSU(4)	2/19/2019	—	—	—	—	—	—	20,400	—	—	1,224,000
Matthew J. Foulston	AIP(1)	1/1/2019	—	545,298	1,090,597	—	—	—	—	—	—	—
	RSU(2)	3/29/2019	—	—	—	—	—	—	12,380	—	—	799,129
	PSU(3)	3/29/2019	—	—	—	6,190	12,380	24,760	—	—	—	799,129
	APSU(4)	2/19/2019	—	—	—	—	—	—	21,349	—	—	1,280,940

(1)
The amounts are paid under our Annual Incentive Plan (AIP) and payable in cash. The AIP is the Company's annual bonus plan that is based on a formula that combines Company and individual performance. For a detailed discussion of the AIP, including targets and plan mechanics, see the Compensation & Discussion Analysis. Payouts can range from 0% -200%. Awards under the AIP for NEOs are determined using their eligible earnings and individual incentive target percentages for the plan year. For Mr. Foulston, no 2019 AIP is payable under the terms of his separation.

(2)
Consist of restricted stock units granted under the TreeHouse Foods, Inc. Equity and Incentive Plan that will vest in three equal installments commencing on the first anniversary of the grant date. For Mr. Kelley, the restricted stock units granted on November 11, 2019 represent an award provided when he was named Interim CFO and for Mr. General, restricted stock units granted on February 28, 2019 represent a sign-on equity grant. Both of these awards will vest in three equal installments commencing on the first anniversary of the grant date. For Mr. Foulston, the grant was forfeited under the terms of his separation.

(3)
Consist of performance stock units granted under the TreeHouse Foods, Inc. Equity and Incentive Plan. For a discussion of the awards, including targets and plan mechanics, see the Compensation Discussion and Analysis. Performance is measured over the 2019-2021 three year period. The threshold assumes the minimum performance level necessary to generate an award was achieved. For Mr. Foulston, a prorated portion of his award will be eligible to vest based on the performance outcome at end of the measurement period.

(4)
Consist of an award of performance-contingent stock units to focus leaders attention on customer service and organic revenue growth objectives. For a discussion of the awards, including targets and plan mechanics, see the Compensation Discussion & Analysis. Performance is measured over the 2019-2021 three year period and based on different performance criteria than those included in the performance stock units granted on March 29, 2019. Under the terms of the award, Mr. Foulston remains eligible to earn the award based on performance over the three year period.

48 2020 Proxy Statement

Executive Compensation

Outstanding Equity Awards at 2019 Fiscal Year-End

		Option Awards				Stock Awards
Name (a)	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)(1)	Option Exercise Price ($)(e)	Option Expiration Date (f)	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#) (g)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)(3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(j)
Steven Oakland						3/2/2018	25,730	1,247,905
						3/29/2018	42,313	2,052,181
						3/29/2018			63,470	3,078,295
						3/29/2019	44,030	2,135,455
William J. Kelley Jr.	8/31/2016	4,390		94.73	8/31/2026	3/31/2017	393	19,061
	3/31/2017	3,453	1,727	84.66	3/31/2027	3/31/2017			1,770	85,845
						3/29/2018	3,166	153,551
						2/19/2019			6,797	329,655
						3/29/2019	3,250	157,625
						3/29/2019			3,250	157,625
						11/11/2019	6,970	338,045
Thomas E. O'Neill	6/28/2010	13,650		46.47	6/28/2020	3/31/2017	1,207	58,540
	6/27/2011	12,400		54.90	6/27/2021	3/31/2017			5,420	262,870
	6/27/2012	15,580		61.41	6/27/2022	3/29/2018	9,953	482,721
	6/27/2013	14,730		65.97	6/27/2023	2/19/2019			20,964	1,016,754
	6/27/2014	15,720		79.89	6/27/2024	3/29/2019	10,080	488,880
	6/26/2015	17,310		76.30	6/26/2025	3/29/2019			10,080	488,880
	6/27/2016	15,900		98.28	6/27/2026
	3/31/2017	10,580	5,290	84.66	3/31/2027
Dean T. General						2/19/2019			17,636	855,346
						2/28/2019	1,110	53,835
						2/28/2019	11,780	571,330
						3/29/2019	4,630	224,555
						3/29/2019			4,630	224,555
Clifford Braun	1/29/2016	4,700		79.36	1/29/2026	3/31/2017	597	28,955	2,690	130,465
	6/27/2016	7,680		98.28	6/27/2026	8/31/2017	5,934	287,799
	3/31/2017	5,247	2,623	84.66	3/31/2027	3/29/2018	4,760	230,860
						2/19/2019			20,400	989,400
						3/29/2019	5,530	268,205	5,530	268,205
Matthew J. Foulston(4)	12/31/2016	8,827		72.19	2/4/2020	3/31/2017			6,290
	3/31/2017	12,980		84.66	2/4/2020	2/19/2019			21,349
						3/29/2019			3,439

(1)	Options vest annually in three equal installments beginning on the first anniversary of the grant date.

(2)	Restricted stock units vest annually in three equal installments beginning on the first anniversary of the grant date.

(3)
Performance share units vest on the third anniversary of the grant. Awards earned can range from 0%-200% with all amounts in the table at target. Accelerated Performance Awards granted on 2/19/2019 vest in three equal installments with the first installment vesting on the one year anniversary of the award and the second two installments vesting at the end of each respective performance period. Awards are performance-contingent and amounts in the table represent the maximum that can be earned.

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Executive Compensation

(4)
Mr. Foulston forfeited all unvested equity awards at the time of his separation except his performance share units and Accelerated Performance Award. The performance share awards are prorated based on his full months of employment during the performance period and will be earned and vested based on performance at the end of the three year period period. The Accelerated Performance Award remains eligible to vest based on the performance outcomes at the end of each of the one year performance periods.

Option Exercises and Stock Vested in 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Steven Oakland	—	—	21,157	1,365,684
William J. Kelley Jr.	—	—	2,424	150,256
Thomas E. O’Neill	—	—	8,826	541,174
Dean T. General	—	—	—	—
Clifford Braun	—	—	8,685	518,723
Matthew J. Foulston	—	—	7,590	489,935

(1)	Represents the vesting of restricted stock unit awards granted in 2016, 2017, and 2018.

(2)	The value realized on vesting is the number of shares, multiplied by the fair market value of the shares at the time of vesting.
2019 Non-Qualified Deferred Compensation
Our Deferred Compensation Plan allows certain employees, including the NEOs, to defer receipt of up to 100% of eligible salary and/or bonus payments on a tax-deferred basis. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the participants in the Plan. We do not “match” amounts that are deferred by employees in the Deferred Compensation Plan.
Distributions are paid either upon termination of employment or at a specified date (at least two years after the original deferral) in the future, as elected by the employee. The employee may elect to receive payments in either a lump sum or a series of installments. The Deferred Compensation Plan is not funded by the Company, and participants have an unsecured contractual commitment from the Company to pay the amounts when due. When such payments are due to employees, the cash will be distributed from the Company’s general assets.
The Deferred Compensation Plan is not intended to provide for the payment of above-market or preferential earnings on compensation deferred thereunder; however, as described below and pursuant to SEC rules, all above-market earnings on non-qualified deferred compensation in 2019 are shown below. Only one of the NEOs participated in the Deferred Compensation Plan in 2019.

Name (a)	Executive Contributions in Last FY ($)(b)	Registrant Contributions in Last FY ($)(c)	Aggregate Earnings (Loss) in Last FY ($)(d)(1)	Aggregate Withdrawals/ Distributions ($)(e)	Aggregate Balance at Last FYE ($)(f)
Steven Oakland	—	—	—	—	—
William J. Kelley Jr.	—	—	—	—	—
Thomas E. O’Neill	—	—	—	—	—
Dean T. General	—	—	—	—	—
Clifford Braun	168,489	—	30,412	—	276,051
Matthew J. Foulston	—	—	—	—	—

(1)	For above-market earnings on non-qualified deferred compensation, see the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the 2019 Summary Compensation Table.
The amounts reported in the "Aggregate Earnings in Last FY" column in the table above represent all earnings on non-qualified deferred compensation in 2019. The portion of earnings reported as "above-market earnings" in the 2019 Summary Compensation Table in the

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Change in Pension Value and Non-Qualified Deferred Compensation Earnings column represent the amount in excess of 2.49% (120% of the applicable federal rate threshold established in 2019 pursuant to SEC rules).
Retirement Plans
None of the NEOs are eligible to participate in a defined benefit pension plan. The Company does offer a defined contribution 401(k) plan, which permits employee deferrals and provides for an employer matching contribution. All the NEOs were participants in the 401(k) plan in 2019.
401(k) Plan
The TreeHouse Foods 401(k) Plan provides a dollar-for-dollar matching contribution each pay period on employee pre-tax and /or Roth after-tax contributions, up to the first 5% of eligible compensation. Employees are permitted to contribute up to 80% of eligible compensation on a pre-tax and/or Roth after-tax basis and up to 80% of eligible compensation as after-tax contributions, subject to IRS limits.
Employment Agreements
We have entered into employment agreements with Messrs. Oakland and O’Neill, (and Mr. Foulston prior to his departure). All other executive officers are covered by the TreeHouse Foods, Inc. Executive Severance Plan (“Severance Plan”). These agreements provide for payments and other benefits if the NEO’s employment terminates for a qualifying event or circumstance, such as being terminated without “Cause” or leaving employment for “Good Reason,” as these terms are defined in the agreements. The agreements also provide for benefits upon a qualifying event or circumstance after there has been a “Change-in-Control” (as defined in the agreements) of the Company. Additional information regarding the agreements, including a definition of key terms and a quantification of benefits that would have been received by each NEO had a termination of employment occurred on the last business day of the fiscal year ended December 31, 2019, is found under the heading “Potential Payments Upon Termination or Change in Control.” Payments made to Mr. Foulston upon his separation from the Company were governed by the terms of his employment agreement.
Employment Agreement with Steven Oakland
In connection with his appointment as President and Chief Executive Officer of the Company, and as previously disclosed, the Company entered into an employment agreement with Mr. Oakland, effective as of March 2, 2018. The terms of Mr. Oakland's agreement were reviewed by the Committee's independent advisor at the time, Meridian. The compensation arrangement provided for our CEO was determined to be reasonable by the Compensation Committee in consultation with Meridian and reflects the following considerations: (i) granting unvested RSUs to a CEO hire, in order to “make-whole” for awards that would have been forfeited, is a standard practice for any lateral hire at the senior executive level; (ii) the $2.5 million of make-whole value granted to Mr. Oakland is at the low end of typical equity make-whole awards at the CEO level; (iii) the $1 million grant of RSUs vesting in 3 years was also awarded to provide an appropriate level of equity ownership and shareholder alignment to the CEO, and is well within the norms of grants made to a CEO upon hire; and (iv) the target total compensation of $7.3 million is exactly at the median of our compensation comparator group of peer CEOs for 2018 and was well below the target compensation of the former CEO at $8.6 million in his last year.
The agreement has an initial term of three years, with automatic renewals for additional one-year periods thereafter unless either party gives the other party 90 days’ advance written notice of intent not to renew the then current term. Mr. Oakland receives an annual base salary of $1,000,000 and is eligible to receive annual incentive bonuses with a target amount equal to 130% of his base salary. Mr. Oakland is also eligible for annual awards under the Company’s long-term incentive plan, with each annual award approximately equal in aggregate value to $5,000,000. In addition, in connection with the commencement of his employment, pursuant to the agreement, Mr. Oakland received (i) a special grant of restricted stock units approximately equal in value to $1,000,000, which grant will vest in full on the third anniversary (i.e., cliff vest) of Mr. Oakland’s commencement of employment with the Company, subject to his continued employment through such date, (ii) a one-time cash payment equal to the value of 18,986 shares of common stock of Mr. Oakland’s immediate prior employer that Mr. Oakland forfeited upon terminating employment with such employer, the value of which was calculated using the 30-day historical average closing price of the prior employer’s stock as of the day prior to the announcement of Mr. Oakland’s departure, and (iii) a one-time cash payment equal to $300,000. Mr. Oakland will be required to reimburse the Company for the cash payments described in the foregoing clauses (ii) and (iii) if Mr. Oakland’s employment with the Company is terminated by the Company for “Cause” or due to Mr. Oakland’s resignation without Good Reason (as such terms are defined in the agreement), in each case, prior to the second anniversary of Mr. Oakland’s commencement of employment with the Company. Mr. Oakland is eligible to participate in the employee benefits plans and programs generally available to officers of the Company, including a relocation assistance program, and is eligible for an annual perquisite allowance of $25,000.
Mr. Oakland is subject to a nondisclosure covenant regarding confidential information, a twelve-month post-termination non-competition covenant and a twelve-month post-termination non-solicitation covenant.

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Other NEO Employment Agreements
The Company has also entered into employment agreements with Messrs. O’Neill and Foulston (the former CFO). The terms of these employment agreements are substantially similar, other than the individual’s title, salary, bonus, and long-term incentive award entitlements. The employment agreements provide an annual base salary, plus an incentive bonus based upon the achievement of certain performance objectives, all of which are determined by the Board. The employment agreements also provide for one-year automatic extensions, absent written notice from either party of its intention not to extend the agreement. The agreement further provides that notice by the Company of its intent not to extend the term will be treated as a termination by the Company without cause, which would entitle the individual to severance payments and benefits. None of these employment agreements contain a “gross up” payment from the Company to the extent the covered individuals incur excise taxes under Section 4999 of the tax code (the “Code”). In addition, each employment agreement provides for severance benefits upon certain terminations of employment, as summarized below under the heading, “Potential Payments Upon Termination or Change in Control.”
Potential Payments Upon Termination or Change in Control
Benefits upon termination are provided for in either an Executive’s individual employment agreement (Mr. Oakland and Mr. O’Neill) or the Executive Severance Plan (other NEOs). The rights upon termination of Executive’s employment depend upon the circumstance of the termination.
As previously disclosed, Mr. Foulston terminated employment with the Company effective November 6, 2019. In connection with his separation from employment, pursuant to the severance provisions contained in his employment agreement and in exchange for a release of claims, Mr. Foulston received cash severance equal to $2,302,371, representing two times his base salary and target bonus. In addition, Mr. Foulston is receiving continuation of his health insurance for up to two years following the termination of his employment, and vesting (following the end of the applicable performance periods and subject to actual performance) of a pro rata portion of Mr. Foulston’s outstanding and unvested performance share units and his full accelerated performance award. Mr. Foulston is subject to non-compete, non-solicit, and confidentiality provisions pursuant to his employment agreement. Mr. Foulston and the Company also entered into the short-term consulting agreement described following the Summary Compensation Table above under the heading “CFO Transition.”
Termination Without Change in Control
Central to an understanding of the rights of each NEO under the agreements is an understanding of the definitions of “Cause” and “Good Reason” that are used in the employment agreements and the Severance Plan:
Cause: Under the individual employment agreements for Mr. Oakland and Mr. O'Neill as well as under the Severance Plan, a termination for “Cause” may occur if the NEO has engaged in any of a list of specified activities, including refusing to perform duties consistent with the scope and nature of his position, committing an act materially detrimental to the financial condition and/or goodwill of us or our subsidiaries, commission of a felony or other actions specified in the definition.

•	Payments: Under the individual employment agreements and the Severance Plan, an NEO is not eligible for any severance benefits in the event of a termination for Cause.
Good Reason: Under the terms of their employment agreements, Mr. Oakland and Mr. O’Neill may terminate their employment for “Good Reason” if there is an assignment of duties that is materially inconsistent with their position, a reduction in compensation, or certain other actions specified in the agreement. Under the terms of the Severance Plan (applies to all other NEOs), the participant is said to have Good Reason to terminate his employment and thereby gain access to the benefits described below if there is a reduction in compensation other than a reduction which applies to all Executive Officers of the Company, or a call for relocation. Following a Change in Control, Good Reason shall also include a material reduction in the Executive’s duties and responsibilities, or the assignment of duties and responsibilities that are materially inconsistent with the Executive’s duties.
Payments following an involuntary termination without Cause or a voluntary termination for Good Reason:

•	Mr. Oakland and Mr. O’Neill: Two times base salary and target bonus plus continuation of certain health and welfare benefits for up to two years.

•
Other NEOs as covered under the Executive Severance Plan: Base salary and target bonus plus continuation of certain health and welfare benefits for up to one year, except for Mr. Kelley who received base salary plus continuation of certain health and welfare benefits for up to one year as Interim CFO in 2019, but will receive the same as the other NEOs in 2020 following his appointment to EVP, Chief Financial Officer.

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The employment agreements and Executive Severance Plan require, as a precondition to the receipt of these payments, that the NEOs sign a standard form of release in which the NEO waives all claims that the NEO might have against us and certain associated individuals and entities. The NEO’s employment agreements also include non-compete and non-solicit provisions that would apply for a period of one year following the NEO’s termination of employment, and confidentiality provisions that would apply for an unlimited period of time following the NEO’s termination of employment. The Executive Severance Plan includes non-solicit provisions.
Termination Following a Change in Control
Payments following a termination without Cause or resignation for Good Reason (as defined above) within a 24-month period immediately following a change-in-control of the Company:

•	Mr. Oakland and Mr. O’Neill will receive three times the amount of base salary and target bonus plus continuation of certain health and welfare benefits for up to three years.

•
Other NEOs as covered under the Executive Severance Plan: Two times base salary and target bonus plus the continuation of certain health and welfare benefits for two years, except for Mr. Kelley will receive one time his base salary plus target bonus plus the continuation of certain health and welfare benefits for one year as Interim CFO in 2019, but will receive the same as the other NEOs in 2020 following his appointment as EVP, Chief Financial Officer.

The individual employment agreements and the Executive Severance Plan do not provide a “gross-up” payment from the Company to the extent covered individuals incur excise taxes under Section 4999 of the Code.
Treatment of Equity Awards
The Company has issued equity awards to our NEOs that are subject to the terms and conditions of the Equity and Incentive Plan.
In the event of a voluntary or involuntary termination of the NEO without Cause, or resignation by the NEO for Good Reason, no unvested options shall become vested or exercisable, nor will unvested restricted stock or restricted stock units vest. For performance unit awards, the NEO shall receive accrued awards plus a pro rata portion of the award (based on the number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated without Cause by the Company. For those NEOs with accelerated performance awards, the award continues to be eligible to vest in full based on actual performance at the end of each respective performance period.
In the event of a change in control, the Equity and Incentive Plan provides that each outstanding award may be assumed by the acquirer or replaced with an economically equivalent award. Any such assumed or replaced award will vest in full if a participant’s employment is terminated without Cause or due to Good Reason within the 24 months following the change in control. Performance conditions applicable to performance-based awards that are assumed or replaced will be deemed satisfied at the greater of target or actual performance through the date of the change in control, and such awards will be subject only to vesting based on the passage of time for the remainder of the original performance period. If the acquirer does not assume outstanding awards or replace outstanding awards with economically equivalent awards, such awards will be treated as follows: (i) unvested stock options will become fully vested; (ii) the restrictions on the restricted stock and restricted stock units will lapse, and (iii) performance units and accelerated performance awards will be canceled in exchange for a payment equal to the value that would have been payable had each performance unit been deemed equal to 100% (or such greater or lesser percentage as determined by the Compensation Committee) of its initially established dollar value. The Compensation Committee may instead provide that outstanding awards that are not assumed or substituted with economically equivalent awards in connection with a change in control will be canceled in exchange for a cash payment.
In the event of death or disability, unvested options will become fully vested, and upon death, disability or retirement, a pro rata portion of the restricted stock and restricted stock units that would be eligible for lapse of restrictions on the next anniversary date of the grant will lapse. All unvested stock options, restricted stock and restricted stock unit awards will be forfeited for any other reason of termination. For the performance units and accelerated performance awards, the NEO shall receive accrued awards plus a pro-rata portion of the award (based on number of full calendar months served during the performance period divided by the length of the performance period) that would have accrued for the performance period in which the NEO was terminated due to death, disability, or retirement.

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Treatment of Annual Incentives
In the event of a voluntary or involuntary termination of the NEO without Cause, or resignation by the NEO for Good Reason, no portion of the Annual Incentive Award will be received by the NEO.
In the event of death, disability, or retirement, the NEO will receive a pro-rata portion of the Annual Incentive Award (based on the number of days served during the performance period divided by the length of the performance period).
In the event of a change in control without termination, no portion of the Annual Incentive Award will be received by the NEO.
The following tables illustrate the payouts to each NEO under each of the various separation and change in control situations. A table for Mr. Foulston is not presented due to his separation from the Company in November 2019 (he received the benefits described above). The tables assume that the events took place on the last business day of the fiscal year ended December 31, 2019.
Name of Participant: Steven Oakland

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	4,876,000	—	—	7,314,000	—
Interest on Severance	70,214	—	—	70,214	—
Annual Incentives	—	—	1,378,000	1,378,000	—
Restricted Stock Units	—	—	2,066,030	5,435,541	5,435,541
Performance Units & Cash(1)	2,764,015	—	2,764,015	5,213,750	5,213,750
Welfare Benefits	25,944	—	—	38,916	—
TOTAL	7,736,173	—	6,208,045	19,450,421	10,649,291
Name of Participant: William J. Kelley Jr.

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	450,000	—	—	675,000	—
Interest on Severance	6,480	—	—	6,480	—
Annual Incentives	—	—	225,000	225,000	—
Restricted Stock Units	—	—	120,649	668,282	668,282
Performance Units & Cash(1)	177,151	—	177,151	430,384	430,384
Accelerated Performance Award(2)	329,655	—	109,885	329,655	329,655
Welfare Benefits	13,644	—	—	13,644	—
TOTAL	976,930	—	632,685	2,348,445	1,428,321

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Name of Participant: Thomas E. O’Neill

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)(3)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	2,260,826	—	—	3,391,239	—
Interest on Severance	32,556	—	—	32,556	—
Annual Incentives	—	535,459	535,459	535,459	—
Restricted Stock Units	—	347,139	347,139	1,030,140	1,030,140
Performance Units & Cash(1)	555,090	555,090	555,090	1,339,945	1,339,945
Accelerated Performance Award(2)	1,016,754	338,918	338,918	1,016,754	1,016,754
Welfare Benefits	31,121	—	—	46,682	—
TOTAL	3,896,347	1,776,606	1,776,606	7,392,775	3,386,839
Name of Participant: Dean T. General

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	848,750	—	—	1,697,500	—
Interest on Severance	16,296	—	—	16,296	—
Annual Incentives	—	—	363,750	363,750	—
Restricted Stock Units	—	—	229,796	849,720	849,720
Performance Units & Cash(1)	74,852	—	74,852	224,555	224,555
Accelerated Performance Award(2)	855,346	—	285,115	855,346	855,346
Welfare Benefits	15,772	—	—	31,545	—
TOTAL	1,811,016	—	953,513	4,038,712	1,929,621

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Executive Compensation

Name of Participant: Clifford Braun

	Involuntary Termination without Cause or Resignation for Good Reason ($)	Retirement ($)	Disability or Death ($)	Involuntary Termination without Cause or Resignation for Good Reason Following Change in Control ($)	Change in Control Without Termination ($)
Severance	1,157,904	—	—	2,315,808	—
Interest on Severance	22,232	—	—	22,232	—
Annual Incentives	—	—	578,952	578,952	—
Restricted Stock Units	—	—	356,550	815,819	815,819
Performance Units & Cash(1)	276,800	—	276,800	679,768	679,768
Accelerated Performance Award(2)	989,400	—	329,800	989,400	989,400
Welfare Benefits	31,951	—	—	47,926	—
TOTAL	2,478,287	—	1,542,102	5,449,905	2,484,987

(1)	Performance share units are represented based upon attainment of target performance.

(2)	Accelerated Performance Awards are represented at target assuming all performance is attained.

(3)
Mr. O’Neill is retirement eligible under the Annual Incentive and Equity and Incentive Plans, and is therefore eligible to receive a pro-rated portion of the annual incentive, restricted stock units, and performance unit/cash awards.

CEO Pay Ratio
Our CEO Pay Ratio, calculated in accordance with the requirements set for in Item 402(u) of Regulation S-K, is 130:1.

•	Mr. Oakland's total annual compensation was $7,237,021 which is approximately $3.6 million less than 2018 since the prior year included payments related to a transition in the CEO role; and

•	Our median employee was a full-time, hourly, United States based employee with annual total compensation of $55,710.
TreeHouse Foods is a global private-label food manufacturer with 10,418 employees, excluding the CEO, as of October 1, 2019. Our median employee was identified using the Company's global full-time, part-time, temporary, and seasonal employees employed on that date. As part of our methodology, and as permitted under the pay ratio rule, we excluded all employees in Italy (99 total employees excluded, which is less than 1% of our total workforce).
We then measured compensation for the period beginning January 1, 2019 and ending on December 31, 2019 for the remaining employees. 2019 earnings (gross pay) was used as our consistently applied compensation measure to identify the median employee, and in doing so we annualized the compensation for our permanent full-time and part-time employees who were newly hired during 2019 and therefore not employed for the full measurement period.
After identifying the median employee, we calculated that employee's total annual compensation in the same manner as for the NEOs in the 2019 Summary Compensation Table ("SCT") and added the value of non-discriminatory benefits. The annual total compensation of our Chief Executive Officer and President, Mr. Oakland, is his total compensation from the SCT plus the value of non-discriminatory benefits.

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Anti-Hedging Policy
An excerpt from the Company’s Insider Trading Policy regarding hedging of Company securities is set forth below:
Scope of Policy
Persons Covered. This Insider Trading Policy (this “Policy”) applies to all directors, officers, associates, employees, agents and consultants of the Company and any subsidiaries and affiliated companies. In this Policy, references to “you” include:

•	your family members who reside with you;

•	anyone else who lives in your household;

•
any family members who do not live in your household but whose transactions in securities are directed by you or are subject to your influence or control (such as parents or children who consult with you before they trade in securities);

•	any person to whom you have disclosed material, nonpublic information; and

•	any person acting o your behalf or on behalf of any individual listed above.
You are responsible for making sure that the purchase or sale of any security covered by this Policy by any such person complies with this Policy.
Securities Covered. Although it is most likely that the "material, nonpublic information" you possess will relate to the common stock of the Company, the Company may from time to time issue other securities that are publicly traded and, therefore, subject to this Policy. In addition, this Policy applies to purchases and sales of the securities of other entities, including customers or suppliers of the Company and entities with which the Company may be negotiating major transactions (such as an acquisition, investment or sale of assets). Information that is not material to the Company may nevertheless be material to those entities.
Other Trading Restrictions
The Company considers it improper and inappropriate for you to engage in short-term or speculative transactions in Company securities or in other transactions in Company securities that may lead to inadvertent violations of the U.S. insider trading laws. Accordingly, your transactions in Company securities are subject to the following guidance.
Short Sales. You may not engage in short sales of Company securities (sales of securities that are not then owned), including a "sale against the box" (a sale with delayed delivery).
Publicly Traded Options. You may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.
Standing Orders. Standing orders should be used only for a very brief period of time. A standing order placed with a broker to sell or purchase stock at a specified price leaves you with no control over the timing of the transaction. A standing order transaction executed by the broker when you are aware of material, nonpublic information may result in unlawful insider trading even if the standing order was placed at a time when you did not possess material, nonpublic information.
Margin Accounts and Pledges. Securities held in a margin account or pledged as collateral for a loan may be sold by the broker if you fail to meet a margin call or by the lender in foreclosure if you default on the loan. You may not have control over these transactions as the securities may be sold at certain times without your consent. A margin or foreclosure sale that occurs when you are aware of material, nonpublic information may, under some circumstances, result in unlawful insider trading. Because of this danger, you may not hold Company stock in a margin account or pledging Company securities as collateral for a loan.

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Executive Compensation

Report of the Compensation Committee
The Compensation Committee is comprised of Ms. Sardini, Mr. O’Brien, and Mr. O’Connell and operates pursuant to a written charter. The Compensation Committee oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement.
In reliance on the review and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Proxy Statement to be filed in connection with the Annual Meeting and incorporated by reference into the Form 10-K for the fiscal year ended December 31, 2019, each of which will be filed with the SEC.

This report is respectfully submitted by the Compensation Committee of the Board. Ann M. Sardini, Chairman Dennis F. O’Brien Frank J. O’Connell
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee was, during the year ended December 31, 2019, an officer, former officer or employee of the Company or any of its subsidiaries. No executive officer of the Company served as a member of (i) the compensation committee of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, (ii) the board of directors of another entity in which one of the executive officers of such entity served on the Company’s Compensation Committee, or (iii) the compensation committee of another entity in which one of the executive officers of such entity served as a member of the Company’s Board, during the year ended December 31, 2019.
Report of the Nominating and Corporate Governance Committee
The Nominating and Corporate Governance Committee is currently comprised of three independent directors, Mr. O’Brien, Mr. Rubel, and Ms. Sardini. The purposes of the Nominating and Corporate Governance Committee are (i) to identify individuals qualified to become members of the Board, (ii) to recommend to the Board the persons to be nominated for election as directors at any meeting of the stockholders, (iii) in the event of a vacancy on or increase in the size of the Board, to recommend to the Board the persons to be nominated to fill such vacancy or additional Board seat, (iv) to recommend to the Board the persons to be nominated for each committee of the Board, (v) to develop and recommend to the Board a set of corporate governance guidelines applicable to the Company, including the Company’s Code of Ethics, and (vi) to oversee the evaluation of the Board. The Nominating and Corporate Committee will consider nominees who are recommended by stockholders, provided such nominees are recommended in accordance with the nominating procedures set forth in the Company’s By-laws. The Board adopted a charter for the Nominating and Corporate Governance Committee in June 2005.

This report is respectfully submitted by the Nominating and Corporate Governance Committee of the Board. Dennis F. O'Brien, Chairman Matthew E. Rubel Ann M. Sardini

58 2020 Proxy Statement

Audit Matters

Proposal 3 –	Ratification of the Selection of Independent Registered Public Accounting Firm

Deloitte & Touche LLP audited our financial statements for fiscal year 2019 and has been selected by the Audit Committee of our Board to audit our financial statements for fiscal year 2020. A representative of Deloitte & Touche LLP will attend the Meeting, where he or she will have the opportunity to make a statement, if he or she desires, and will be available to respond to appropriate stockholder questions.
Stockholder ratification of the selection of Deloitte & Touche LLP is not required by our By-laws. However, our Board is submitting the selection of Deloitte & Touche LLP to you for ratification as a matter of good corporate practice. If our stockholders fail to ratify the selection, our Audit Committee will reconsider whether or not to retain Deloitte & Touche LLP. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm if they determine such a change would be in the best interests of the Company and the Company’s stockholders.
The affirmative vote of a majority of the votes cast is required to approve this Proposal 3.
For information regarding audit and other fees billed by Deloitte & Touche LLP for services rendered in fiscal years 2018 and 2019, see “Fees Billed by Independent Registered Public Accounting Firm” on page 60 in this Proxy Statement.

The Board and Audit Committee recommend that stockholders vote FOR the ratification of the selection of our independent registered public accounting firm for the fiscal year ending December 31, 2020.
Proxies solicited by the Board will be voted for the ratification of the selection of our independent registered public accounting firm unless stockholders specify a contrary vote.

Selection of Independent Registered Public Accounting Firm
The Audit Committee reviews and approves the scope and cost of all services, both audit and non-audit, provided by the firm selected to conduct the audit. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company and its stockholders. In reaching this conclusion, the Audit Committee considered Deloitte & Touche LLP’s integrity, controls and processes to ensure Deloitte & Touche LLP’s independence, objectivity, industry and company-specific experience, quality and effectiveness of personnel and communications, commitment to serving the Company, appropriateness of fees for audit and non-audit services, external data on audit quality and performance, including recent PCAOB reports on Deloitte & Touche LLP and tenure as the Company’s auditors, including the benefits of having a long-tenured auditor.

59 2020 Proxy Statement

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Fees Billed by Independent Registered Public Accounting Firm
The following table presents fees billed for professional services rendered for the audit of our consolidated financial statements, audit of our internal controls over financial reporting and review of our quarterly reports on Form 10-Q and fees billed for other services rendered by Deloitte & Touche LLP for 2018 and 2019:

	2018 ($)	2019 ($)
Audit Fees	4,553,167	4,350,119
Audit-Related Fees	3,138,394	561,515
Tax Fees	241,895	150,839
All Other Fees	—	—
Total Fees	7,933,456	5,062,473

Audit fees include fees associated with the annual audit of our consolidated financial statements and internal controls over financial reporting and reviews of the Company’s quarterly reports on Form 10-Q.
Audit-related fees include due diligence services related to acquisitions and divestitures and procedures related to various other audit and special reports.
Tax fees include professional services in connection with tax compliance and advice.
All other fees include fees for other services billed that are not included in the above categories.
Pre-Approval Policy
The Audit Committee pre-approved all of the services in 2018 and 2019 under the audit fees, audit-related fees, tax fees, and all other fees above in accordance with the pre-approval policies described above under the heading “Report of the Audit Committee” and determined that the independent accountant’s provision of non-audit services is compatible with maintaining the independent accountant’s independence.

60 2020 Proxy Statement

Audit Matters

Report of the Audit Committee
The Audit Committee is currently composed of four independent directors, Ms. Massman, Ms. Spence, and Messrs. Rubel and Tyler, and operates pursuant to a written charter. The Company’s management is responsible for its internal accounting controls and the financial reporting process. The Audit Committee is responsible for overseeing and monitoring the integrity of the Company’s financial statements, accounting and financial reporting processes, systems of internal control over financial reporting, compliance with legal and regulatory financial accounting requirements, audits of the Company’s financial statements, and review of the performance of the Audit Committee. The Audit Committee also regularly receives and reviews reports from the third party whistleblower hotline provider.
The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”) and to issue reports thereon. The Audit Committee’s responsibilities are to monitor and oversee the audit process, and to appoint, compensate and evaluate the performance of the independent registered public accounting firm.
In discharging its oversight responsibility as to the audit process, the Audit Committee obtained from the independent registered public accounting firm a formal written statement describing all relationships between the independent registered public accounting firm and the Company that might bear on the independent registered public accounting firm’s independence consistent with applicable requirements of the PCAOB and discussed with Deloitte & Touche LLP any relationships that may impact its objectivity and independence, and the Audit Committee satisfied itself as to Deloitte & Touche LLP’s independence. The Audit Committee has reviewed and discussed the financial statements with management. The Audit Committee also discussed with management and Deloitte & Touche LLP the quality and adequacy of the Company’s internal controls and the internal audit department’s organization, responsibilities, budget and staffing. The Audit Committee reviewed both with Deloitte & Touche LLP and the internal auditors their audit plans, audit scope, and identification of audit risks.
The Audit Committee discussed and reviewed with Deloitte & Touche LLP all communications required by the applicable requirements of the PCAOB and the SEC, and, with and without management present, discussed and reviewed the results of Deloitte & Touche LLP’s audit of the financial statements. The Audit Committee also discussed the results of the internal audit examinations.
Based on the Audit Committee’s aforementioned discussions with management and Deloitte & Touche LLP and the Audit Committee’s review of the representations of management and the report of the independent registered public accounting firm, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019, for filing with the SEC.
In order to assure that the provision of audit and non-audit services provided by Deloitte & Touche LLP, our independent registered public accounting firm, does not impair its independence, the Audit Committee is required to pre-approve all audit services to be provided to the Company by Deloitte & Touche LLP, and all other services, including review, attestation and non-audit services, other than de minimis services that satisfy the requirements of the New York Stock Exchange and the Exchange Act, pertaining to de minimis exceptions.

This report is respectfully submitted by the Audit Committee of the Board. Linda K. Massman, Chairman Matthew E. Rubel Jean E. Spence Jason J. Tyler

2020 Proxy Statement 61

Stock Ownership
Holdings of Management
The executive officers and directors of the Company own shares, and exercisable rights to acquire shares, representing an aggregate of 769,269 shares of Common Stock or approximately 1.4% of the 56,263,642 outstanding shares of Common Stock as of March 2, 2020 (see “Security Ownership of Management”).
Our anti-hedging policy is disclosed on our website under “Investors”, “Governance” and “Insider Trading Policy” and in this Proxy Statement on page 57. The Insider Trading Policy makes it clear that Section 16 persons (our executive officers and Board) may not engage in short sales and “may not engage in transactions in publicly traded options on Company securities (such as puts, calls and other derivative securities) on an exchange or in any other organized market.” The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference herein.

2020 Proxy Statement 62

Stock Ownership

Security Ownership of Management
The following table sets forth, as of the close of business on March 2, 2020, certain information with respect to the beneficial ownership of common stock beneficially owned by (i) each director and director nominee of the Company, (ii) the NEOs, and (iii) all executive officers, directors, and director nominees as a group. Each of the persons listed below has sole voting and investment power with respect to such shares, unless otherwise indicated. The address of the directors and officers listed below is c/o TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523. No director or NEO beneficially owned 1% or more of the total number of outstanding shares as of March 2, 2020.

Name of Beneficial Owner	Common Stock Beneficially Owned Excluding Stock Options (#)(1)	Stock Options Currently Exercisable and Exercisable Within 60 Days After 3/2/2020 (#)	Deferred RSU (#) (2)	Total (#)
Directors, Director Nominees, and Named Executive Officers:
Steven Oakland	56,940	—	—	56,940
Gary D. Smith	6,000	—	30,670	36,670
Linda K. Massman	10,920	—	—	10,920
Dennis F. O’Brien	10,230	—	16,610	26,840
Mark R. Hunter	—	—	—	—
Frank J. O’Connell	3,400	—	26,370	29,770
Matthew E. Rubel	830	—	7,050	7,880
Ann M. Sardini	16,830	—	3,700	20,530
Jean E. Spence	2,022	—	2,680	4,702
Jason J. Tyler	—	—	2,680	2,680
David B. Vermylen	144,261	19,750	20,660	184,671
William J. Kelley Jr.	5,082	9,570	—	14,652
Thomas E. O’Neill	116,511	121,160	—	237,671
Clifford Braun	11,087	20,250	—	31,337
Dean T. General	8,669	—	—	8,669
Matthew J. Foulston	9,985(3)	—	—	9,985
All directors and executive officers as a group (21 persons)(4)	440,169	218,680	110,420	769,269(5)

(1)
This column includes the following shares that directors and executive officers have a right to acquire within 60 days after March 2, 2020 related to the vesting of restricted stock units: Mr. Oakland, 35,833 shares; Ms. Massman, 2,680 shares; Ms. Sardini, 2,680 shares; Mr. Kelley, 3,060 shares; Mr. O'Neill, 9,543 shares; Mr. Braun, 4,821 shares; and Mr. General, 1,544 shares. This column also includes 113,671 shares for Mr. Vermylen jointly held in family trusts.

(2)
This column includes the number of vested restricted stock units, deferred until termination of service from the Board. This column also includes the following deferred restricted stock units that directors have a right to acquire within 60 days after March 2, 2020: 2,680 shares for each of Messrs. Smith, O'Brien, O'Connell, Rubel, Tyler, and Verymylen and Ms. Spence.

(3)	Represents the ending share ownership for Mr. Foulston as of November 6, 2019, his date of separation from the Company.

(4)	This group includes, in addition to those individuals named in the table, Ms. Roberts, Ms. Schmelter, and Messrs. Fleming, Jackson, and Philip.

(5)	This number represents approximately 1.4% of the shares of Common Stock outstanding at the close of business of March 2, 2020.

2020 Proxy Statement 63

Stock Ownership

Persons Owning More than Five Percent of the Company's Common Stock
The following table sets forth, as of the close of business on March 2, 2020, certain information with respect to the beneficial ownership of common stock beneficially owned by each stockholder who is known to the Company to be the beneficial owner, as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of more than five percent of the outstanding Common Stock. The percentage calculations set forth in the table below are based on the number of shares of stock outstanding as of March 2, 2020, rather than the percentages set forth in the stockholders’ filings with the SEC.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (#)	Percent of Class
T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc. 100 E. Pratt Street Baltimore, Maryland 21202	9,996,435(1)	17.8%(1)
The Vanguard Group 100 Vanguard Blvd Malvern, Pennsylvania 19355	5,554,021(2)	9.9%(2)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	4,954,404(3)	8.8%(3)
Champlain Investment Partners, LLC 180 Battery Street Burlington, Vermont 05401	3,701,200(4)	6.6%(4)
Levin Easterly Partners, LLC 595 Madison Avenue, 17th Floor New York, New York 10022	3,306,459(5)	5.9%(5)
FMR, LLC 245 Summer Street Boston, Massachusetts 02210	3,207,109(6)	5.7%(6)

(1)
We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 14, 2020 by T. Rowe Price Associates, Inc. and T. Rowe Price Mid-Cap Growth Fund, Inc. that (i) T. Rowe Price Associates, Inc. beneficially owns 9,996,435 shares of our Common Stock; (ii) T. Rowe Price Associates, Inc. has (A) sole voting power as to 3,267,637 shares, (B) no shared voting power, (C) sole dispositive power as to 9,996,435 shares, and (D) no shared dispositive power; (iii) T. Rowe Price Mid-Cap Growth Fund, Inc. is the beneficial owner of 3,504,300 shares of our Common Stock; and (iv) T. Rowe Price Mid-Cap Growth Fund, Inc. has (A) sole voting power as to 3,504,300 shares, (B) no shared voting power, (C) no sole dispositive power, and (D) no shared dispositive power.

(2)
We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 12, 2020 by The Vanguard Group (“Vanguard”) that (i) Vanguard is the beneficial owner of 5,554,021 shares of our Common Stock; (ii) Vanguard has (A) sole voting power as to 29,796 shares, (B) shared voting power as to 10,403 shares, (C) sole dispositive power as to 5,521,249 shares, and (D) shared dispositive power as to 32,772 shares.

(3)
We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 6, 2020 by BlackRock, Inc. that (i) BlackRock, Inc. beneficially owns 4,954,404 shares of our Common Stock; and (ii) BlackRock, Inc. has (A) sole voting power as to 4,728,352 shares, (B) no shared voting power, (C) sole dispositive power as to 4,954,404 shares, and (D) no shared dispositive power.

(4)
We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 13, 2020 by Champlain Investment Partners, LLC (“Champlain”) that (i) Champlain is the beneficial owner of 3,701,200 shares of our Common Stock; (ii) Champlain has (A) sole voting power as to 3,074,160 shares, (B) no shared voting power, (C) sole dispositive power as to 3,701,200 shares, and (D) no shared dispositive power.

(5)
We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 14, 2020 by Levin Easterly Partners, LLC ("Levin") that (i) Levin is the beneficial owner of 3,306,459 shares of our Common Stock; (ii) Levin has (A) no sole voting power, (B) shared voting power as to 3,069,398 shares, (C) no sole dispositive power, and (D) shared dispositive power as to 3,306,459 shares.

(6)
We have been informed pursuant to the Schedule 13G/A filed with the SEC on February 7, 2020 by FMR LLC (“FMR”) that (i) FMR is the beneficial owner of 3,207,109 shares of our Common Stock; (ii) FMR has (A) sole voting power as to 814,134 shares, (B) no shared voting power, (C) sole dispositive power as to 3,207,109 shares, and (D) no shared dispositive power.

64 2020 Proxy Statement

Summary of the Annual Meeting
We are furnishing this Proxy Statement in connection with the solicitation of proxies by the Board of TreeHouse for use in voting at our Annual Meeting. The Annual Meeting will be held at 2015 Spring Road, Lower Level, Summit Room South, Oak Brook, Illinois 60523, on Thursday, April 30, 2020, at 9:00 a.m. Central Daylight Time for the purpose of considering and acting upon the matters specified in the Notice accompanying this Proxy Statement. This Proxy Statement is being sent to stockholders on or about March 13, 2020.
Who May Vote
If you are a stockholder of record on March 2, 2020, you are entitled to vote at the Annual Meeting. As of that date, there were 56,263,642 shares of the Company’s Common Stock outstanding, the only class of voting securities outstanding. You are entitled to one vote for each share of Common Stock you own, without cumulation, on each matter to be voted upon at the Annual Meeting.
How Proxies Work
Only votes cast in person at the Annual Meeting, or received by proxy before the beginning of the Annual Meeting, will be counted at the Annual Meeting. Giving us your proxy means you authorize us to vote your shares at the Annual Meeting in the manner you direct. If your shares are held in your name, you can vote by proxy in three convenient ways:

By Internet:	Go to www.envisionreports.com/thfi and follow the instructions.
By Telephone:	Call toll-free 1-800-652-VOTE (8683) and follow the instructions.
By Mail:	Complete, sign, date, and return your proxy card in the enclosed envelope.
Telephone and Internet voting facilities for stockholders of record will be available 24 hours a day and will close at 12:00 a.m. Central Daylight Time on April 30, 2020.
As permitted by SEC rules, TreeHouse is making this Proxy Statement and its Annual Report available to its stockholders electronically via the Internet. On or about March 13, 2020, we will mail our stockholders a Notice, which contains instructions on how to vote, access this Proxy Statement and our Annual Report online, and how to request paper copies of the materials. If you receive a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the Proxy Statement and Annual Report. The Notice also instructs you on how you may submit your proxy over the Internet. If you receive a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained in the Notice.
If your proxy is properly returned, the shares it represents will be voted at the Annual Meeting in accordance with your instructions. If you execute and return your proxy but do not give specific instructions, your shares will be voted as follows:

•	FOR the election of each of the three nominees for director set forth herein;

•	FOR the advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation”;

•	FOR the ratification of the selection of Deloitte & Touche LLP as our independent registered public accounting firm for 2020; and

•	with respect to any other matter that may properly come before the Annual Meeting, at the discretion of the persons voting the respective proxies.
The Board does not intend to bring any matters before the Annual Meeting except those indicated in the Notice. If any other matters properly come before the Annual Meeting, however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the Annual Meeting, will be authorized to vote or otherwise act thereon in accordance with their judgment on such matters.

65 2020 Proxy Statement

Summary of the Annual Meeting

Shares Held Through a Bank, Broker, or Other Nominee
If you are the beneficial owner of shares held in “street name” through a bank, broker, or other nominee, such bank, broker, or nominee, as the record holder of the shares, must vote those shares in accordance with your instructions. If you do not give instructions to your broker, your broker can vote your shares with respect to “discretionary” items but not with respect to “non-discretionary” items. On non-discretionary items for which you do not give instructions, the shares will be treated as “broker non-votes”. A discretionary item is a proposal that is considered routine under the rules of the New York Stock Exchange (the “NYSE”).
Shares held in street name may be voted by your broker on discretionary items in the absence of voting instructions given by you. The proposal concerning the ratification of the independent registered public accounting firm (Proposal 3) is discretionary. All other proposals to be voted on at the Annual Meeting are non-discretionary and, accordingly, cannot be voted upon without your instruction.
Quorum
Stockholders of record may vote their proxies by telephone, the Internet, or mail. By using your proxy to vote in one of these ways, you authorize any of the three officers whose names are listed on the back of the proxy card accompanying this Proxy Statement to represent you and vote your shares. Holders of a majority of the shares entitled to vote at the Annual Meeting must be present in person or represented by proxy to constitute a quorum. Of course, if you attend the Annual Meeting, you may vote by ballot. If you are not present, your shares can be voted only when represented by a properly submitted proxy. Abstentions and broker non-votes (as described below under the heading “Required Vote”) are counted for purposes of determining whether a quorum is met.
Revoking a Proxy
Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option. You may revoke your proxy at any time before it is voted at the Annual Meeting by:

•
delivering to Thomas E. O’Neill, our Executive Vice President, General Counsel, Chief Administrative Officer, and Corporate Secretary, a signed written revocation letter dated later than the date of your proxy;

•	submitting a proxy to the Company with a later date; or

•	attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not, by itself, revoke your proxy; you must also vote in person at the Annual Meeting).
Required Vote
The election of the nominees for director (Proposal 1) in an uncontested election will become effective only upon the affirmative vote of shares of Common Stock representing a majority of the votes cast “for” or “against” such nominee. The advisory approval of the compensation of the Company’s named executive officers as described in this Proxy Statement under “Executive Compensation” (Proposal 2), the ratification of the selection of our independent registered public accounting firm (Proposal 3), and the approval of any other matter that may properly come before the Annual Meeting will become effective only upon the affirmative vote of shares of Common Stock representing a majority of the votes cast “for” or “against” such proposal. Votes cast as “for” or “against” are counted as a vote, while votes cast as abstentions will not be counted as a vote but will be counted for purposes of determining a quorum. Abstentions will have no effect on Proposals 1, 2, and 3. So-called “broker non-votes” (brokers failing to vote by proxy shares of the Common Stock held in nominee name for customers on any non-discretionary matters) will not be counted as votes at the Annual Meeting and will not have a direct impact on any non-discretionary proposal (i.e., Proposals 1 and 2).

66 2020 Proxy Statement

Summary of the Annual Meeting

Resignation Policy
Our Corporate Governance Guidelines utilize a resignation policy in the election of directors. Accordingly, if an incumbent director nominee receives a greater number of votes marked “against” his or her election than votes marked “for” his or her election, that nominee is required to tender his or her resignation following certification of the stockholder vote. The Nominating and Corporate Governance Committee is required to make recommendations to the Board with respect to any such resignation. The Board is required to take action with respect to this recommendation and to disclose its decision-making process.
Method and Cost of Soliciting and Tabulating Votes
The solicitation of proxies from our stockholders is being made by the Board and management of the Company. TreeHouse will bear the costs of soliciting and tabulating your votes, including the cost of preparing and mailing the Proxy Statement, the Proxy Card, Notice, and the Annual Report. TreeHouse has retained the services of Broadridge Financial Solutions, Inc., to assist in distributing these proxy materials. D.F. King & Co., Inc. will act as our proxy solicitor in soliciting votes for a fee of approximately $15,000 plus the reimbursement of reasonable out of pocket expenses. Solicitation will be primarily through the use of the U.S. Postal Service and the Internet, but our officers, directors, and regular employees may solicit proxies personally or by telephone without additional remuneration for such activity.
TreeHouse will reimburse banks, brokers, and other holders of record for reasonable, out-of-pocket expenses for forwarding these proxy materials to you, and obtaining proxies from you, according to certain regulatory fee schedules. The actual amount will depend on variables such as the number of packages mailed, the number of stockholders receiving electronic delivery, and postage costs.
Computershare, our transfer agent, will act as the proxy tabulator and Inspector of Elections.
Householding
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single Proxy Statement and Annual Report addressed to those stockholders. This process, which is commonly referred to as “householding”, potentially means extra convenience for stockholders and cost savings for companies. We have not implemented householding rules with respect to our record holders. However, a number of brokers with account holders who are stockholders may be “householding” our proxy materials. If a stockholder receives a householding notification from his, her, or its broker, a single Proxy Statement and Annual Report will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from an affected stockholder. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise.
Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request “householding” of their communications should contact their broker. In addition, if any stockholder that receives a “householding” notification wishes to receive a separate Annual Report and Proxy Statement at his, her or its address, such stockholder should also contact his, her or its broker directly. Stockholders who in the future wish to receive multiple copies may also contact the Company at: 2021 Spring Road, Suite 600, Oak Brook, IL, 60523, Attention: Investor Relations or by phone at (708) 483-1331.
Stockholder Proposals for 2021 Annual Meeting of Stockholders
Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2021 pursuant to Rule 14a-8 under the Exchange Act must send notice of such proposal to us so that we receive it no later than November 16, 2020. Any stockholder who intends to present proposals at the Annual Meeting of Stockholders in 2021 other than pursuant to Rule 14a-8 must comply with the notice provisions in our By-laws. The notice provisions in our By-laws require that, for a proposal to be properly brought before the Annual Meeting of Stockholders in 2021, proper notice of the proposal must be received by us not less than 90 days or more than 120 days prior to the first anniversary of this year’s meeting, or no later than January 29, 2021. Stockholder proposals should be addressed to TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, IL 60523, Attention: Corporate Secretary.

2020 Proxy Statement 67

Other Matters
If any other matters properly come before the Meeting, it is the intention of the person named in the enclosed form of proxy to vote the shares they represent in accordance with the judgments of the persons voting the proxies.
The Annual Report of the Company for the year ending December 31, 2019 is being distributed to stockholders together with this Proxy Statement.
We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC’s website at www.sec.gov and on our website at www.treehousefoods.com. The information on our website is not part of this Proxy Statement and is not deemed to be incorporated by reference herein. You may also read and copy any document we file with the SEC at its public reference facilities at 100 F Street, N.E., Washington, D.C. 20549.
You may also request one free copy of any of our filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning Thomas E. O’Neill, Executive Vice President, General Counsel, Chief Administrative Officer and Corporate Secretary at our principal executive office: TreeHouse Foods, Inc., 2021 Spring Road, Suite 600, Oak Brook, Illinois 60523, telephone (708) 483-1300.
By Order of the Board of Directors
Thomas E. O’Neill
Corporate Secretary

68 2020 Proxy Statement

Appendix A
Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(Unaudited)
Reconciliation of diluted loss per share from continuing operations to adjusted diluted earnings per share from continuing operations:

	Year Ended December 31,
	2019	2018
Diluted loss per share from continuing operations (GAAP)	$(1.96)	$(0.83)
Impairment	2.28	—
Restructuring programs	1.87	2.95
Mark-to-market adjustments	0.83	0.40
Litigation matter	0.44	—
Change in regulatory requirements	0.26	—
Multiemployer pension plan withdrawal	0.08	—
Executive management transition	0.05	0.23
Tax indemnification	0.02	(0.04)
Acquisition, integration, divestiture, and related costs	0.01	(0.24)
Product recall	0.01	—
Foreign currency (gain) loss on re-measurement of intercompany notes	(0.09)	0.11
Debt amendment and repurchase activity	—	0.12
Taxes on adjusting items	(1.42)	(0.75)
Dilutive impact of shares	0.01	0.02
Adjusted diluted EPS from continuing operations (Non-GAAP)	$2.39	$1.97
Reconciliation of net loss from continuing operations to adjusted net income and adjusted EBIT from continuing operations:

	Year Ended December 31,
	2019	2018
Net loss from continuing operations (GAAP)	$(110.3)	$(46.2)
Impairment	129.1	—
Restructuring programs	105.4	166.7
Mark-to-market adjustments	47.0	22.5
Litigation matter	25.0	—
Change in regulatory requirements	14.7	—
Multiemployer pension plan withdrawal	4.3	—
Executive management transition	2.9	13.0
Tax indemnification	1.6	(2.0)
Acquisition, integration, divestiture, and related costs	0.6	(13.5)
Product recall	0.3	—
Foreign currency (gain) loss on re-measurement of intercompany notes	(5.0)	6.2
Debt amendment and repurchase activity	—	6.8
Less: Taxes on adjusting items	(80.5)	(42.0)
Adjusted net income from continuing operations (Non-GAAP)	135.1	111.5
Interest expense (excluding debt amendment and repurchase activity)	102.4	105.4
Interest income	(4.8)	(3.8)
Income tax (benefit) expense	(45.5)	(11.4)
Add: Taxes on adjusting items	80.5	42.0
Adjusted EBIT from continuing operations (Non-GAAP)	$267.7	$243.7

Adjusted EBIT margin from continuing operations	6.2%	5.3%

2020 Proxy Statement 69

TreeHouse Foods, Inc.

VOTE

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 12:00 a.m., (Central time), on April 30, 2020.

Online
Go to **www.envisionreports.com/thfi** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/thfi

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

2020 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 and 3.

1. Election of Directors:

	For	Against	Abstain
01 - Mark R. Hunter	☐	☐	☐
02 - Ann M. Sardini	☐	☐	☐
03 - Jean E. Spence	☐	☐	☐

	For	Against	Abstain
2. To provide an advisory vote to approve the Company's executive compensation.	☐	☐	☐
3. Ratification of the selection of Deloitte & Touche LLP as Independent Auditors.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

3 2 B M

036UQB

2020 Proxy Statement 71

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of TreeHouse Foods, Inc. Shareholders
April 30, 2020, 9:00 a.m. Central Time
2015 Spring Road, Lower Level, Summit Room South, Oak Brook, Illinois 60523

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.
The material is available at: www.envisionreports.com/thfi

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/thfi

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

TreeHouse Foods, Inc.

+

Notice of 2020 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 30, 2020

Thomas E. O'Neill, Courtney Esko, and William J. Kelley Jr., or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of TreeHouse Foods, Inc. to be held on April 30, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of the Board of Directors and FOR Items 2 and 3.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C Non-Voting Items

Change of Address — Please print new address below.

Comments — Please print your comments below.

+

2020 Proxy Statement 72